UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ONCOGENEX PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONCOGENEX PHARMACEUTICALS, INC.

1522 - 217th Place S.E., Suite 100

Bothell, Washington 98021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, will be held on May 29, 2014, at 9:00 a.m. local time. The Annual Meeting will be held at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington 98101, for the following purposes

1.	To elect six directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve an amendment to our 2010 Performance Incentive Plan that will increase the total shares of common stock available for issuance under the 2010 Performance Incentive Plan from 2,050,000 to 2,800,000;

4.	To approve, by a non-binding advisory vote, a resolution approving the compensation paid by us to our Named Executive Officers; and

5.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 8, 2014 are entitled to notice of, and to vote at, the Annual Meeting. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our headquarters at the above address.

By Order of the Board of Directors,

/s/ SCOTT CORMACK
Scott Cormack President & CEO

Bothell, Washington

April 24, 2014

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR VIA THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2013 are available at http://www.oncogenex.com.

ONCOGENEX PHARMACEUTICALS, INC.

1522 - 217th Place S.E., Suite 100

Bothell, Washington 98021

PROXY STATEMENT FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on May 29, 2014, at 9:00 a.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting.

The Annual Meeting will be held on May 29, 2014 at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington 98101. This Proxy Statement and accompanying proxy card will first be mailed on or about April 24, 2014 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights

Only stockholders of record at the close of business on April 8, 2014, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on April 8, 2014, we had 14,753,195 shares of common stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. Dissenters’ rights are not applicable to any of the matters being voted on.

All stockholders entitled to vote at the Annual Meeting may cumulate votes in the election of directors. With cumulative voting, each stockholder is entitled to as many votes as shall be equal to the number of votes that the stockholder would be entitled to cast for the election of directors multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of his, her or its votes for a single director or may distribute them among the number to be voted for or for any two or more of them. No stockholder, however, will be entitled to cumulate votes unless the name of the candidate or candidates for whom the votes would be cast has been placed in nomination prior to voting, and such stockholder has given notice, at the Annual Meeting and prior to commencement of voting, of the stockholder’s intention to cumulate votes. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed proxy card and follow the recorded instructions.

Via the Internet:	Go to the website indicated on the enclosed proxy card and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy card in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a financial institution, brokerage firm, or other holder of record, your vote is controlled by that institution, firm or holder. Your vote by proxy may also be cast by telephone or via the Internet, as well as by mail, if your financial institution or brokerage firm offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held beneficially through a bank, broker or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder. Should you wish to attend the Annual Meeting, directions to Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101 can be found on its website at: http://www.fenwick.com/fenwickfocus/1.5.4.asp.

Voting of Proxies

All shares represented by a valid proxy received prior to the Annual Meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions and do not hold your shares beneficially through a broker, bank or other nominee, your shares will be voted:

•	FOR each of the nominees for the Board of Directors;

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	FOR the approval of an amendment to our 2010 Performance Incentive Plan that will increase the total shares of common stock available for issuance under the 2010 Performance Incentive Plan from 2,050,000 to 2,800,000;

•	FOR the resolution approving the executive compensation of our Named Executive Officers as disclosed in this Proxy Statement; and

•	in the discretion of the proxy holders with respect to any other matters that properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Revocability of Proxies

You may revoke or change any previously delivered proxy that does not state that it is irrevocable at any time before the Annual Meeting by delivering a written notice of revocation or another proxy with a later date to our Secretary at our headquarters at 1522 - 217th Place S.E., Suite 100, Bothell, Washington 98021. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold shares in street name through a broker, bank or other nominee, you must contact that bank, broker or other nominee to revoke any prior voting instructions.

Quorum

The presence, in person or by proxy, of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Votes Required to Approve Matters Presented at the Annual Meeting

Our directors are elected by a plurality of the votes of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, the approval of an amendment to our 2010 Performance Incentive Plan and approval of the resolution regarding the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting.

Broker Non-Votes

Banks, brokers or other nominees are entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. For “non-routine” matters, the beneficial owner of such shares is required to provide instructions to the bank, broker or other nominee in order for them to be entitled to vote the shares held for the beneficial owner. The election of our directors, the approval of an amendment to our 2010 Performance Incentive Plan, and the approval of the resolution regarding the compensation of our Named Executive Officers will each be treated as a non-routine matter. The ratification of the selection of Ernst & Young LLP as our independent public accounting firm will be treated as a routine matter, and, therefore, no broker non-votes are expected to exist with respect to this proposal.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, the approval of an amendment to our 2010 Performance Incentive Plan and the approval of the resolution regarding the compensation of our Named Executive Officers, no votes will be cast on your behalf with respect to these proposals.

As noted above, broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting. Broker non-votes, as well as abstentions from voting, will not, however, be treated as votes cast and, therefore, will have no effect on the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, the approval of the amendment to our 2010 Performance Incentive Plan or the approval of the resolution regarding the compensation of our Named Executive Officers.

Solicitation of Proxies

We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that, collectively, are not expected to exceed $22,000. We will bear the cost of soliciting proxies, including preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, via the Internet or by personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.sec.gov and on our website at http://ir.oncogenex.com/financials.cfm. We have provided to each stockholder of record as of April 8, 2014 , a copy of our consolidated financial statements and related information, which are included in our Annual Report on Form 10-K for fiscal year 2013. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2013, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: OncoGenex Pharmaceuticals, Inc., 1522 - 217th Place S.E., Suite 100, Bothell, Washington 98021, Attention: President.

BOARD OF DIRECTORS

General

Directors are elected at each annual stockholders meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Currently, there are six members of the Board of Directors. The following table sets forth information with respect to our current directors. The ages of such persons are shown as of December 31, 2013.

Name and Municipality of Residence	Age	Position	Director Since
Scott Cormack Vancouver, Canada	48	Director, President and Chief Executive Officer	2008

Neil Clendeninn Hanalei, Hawaii	64	Director, Chairperson of the Compensation Committee and Member of the Nominating and Governance Committee	2008

Jack Goldstein Kamuela, Hawaii	66	Chairperson of the Board of Directors, Member of the Compensation Committee, Member of the Nominating and Governance Committee and Member of the Audit Committee	2010

Martin Mattingly San Diego, California	57	Director, Member of the Compensation Committee and Member of the Audit Committee	2010

Stewart Parker Seattle, Washington	58	Director, Chairperson of the Nominating and Governance Committee and Member of the Audit Committee	2010

David Smith Alamo, California	54	Director, Chairperson of the Audit Committee and Member of the Nominating and Governance Committee	2010

The Board of Directors held a total of eleven meetings during fiscal year 2013. During fiscal year 2013, each of our incumbent directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period he or she was a director; and (ii) the total number of meetings held by all committees on which the director served during the period he or she was a member.

Although we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, we encourage directors to attend and, historically, most have done so. All of our current directors were in attendance at the 2013 annual meeting.

Pursuant to our Corporate Governance Guidelines, the Board of Directors is required to hold at least four regularly scheduled meetings each year. At least one of these meetings must include budgeting and long-term strategic planning. Each director is expected to attend no fewer than 75% of the total of all meetings of the Board of Directors and meetings of the committees on which he or she serves.

Set forth below are the names of, and information concerning, our current directors.

Scott Cormack, 48, has been our President, Chief Executive Officer and a director since August 2008. He was a co-founder of OncoGenex Technologies Inc., which is our wholly owned subsidiary, and has been its President since May 2000, its Chief Executive Officer since February 2002 and a member of its Board of Directors since May 2000. Mr. Cormack served as interim President, Chief Executive Officer and Chairman of the Board of Directors of Salpep Biotechnology Inc., an asthma and inflammation biotechnology company, from 2000 to 2001. From 1998 to 2001, Mr. Cormack served as Vice President of Milestone Medica Corporation, a seed venture capital firm investing in life sciences opportunities. Mr. Cormack holds a B.S. degree from the University of Alberta. The determination was made that Mr. Cormack should serve on our Board of Directors due to our belief that it is of importance that the Board of Directors have the benefit of management’s perspective and, in particular, that of the Chief Executive Officer.

Neil Clendeninn, M.D., Ph.D., 64, has served as a director since August 2008. Additionally, he has served as a member of OncoGenex Technologies Inc.’s Board of Directors since September 2004. Dr. Clendeninn served as Corporate Vice President, Head of Clinical Affairs of Agouron Pharmaceuticals, Inc., a biopharmaceutical company and a subsidiary of Pfizer Inc., a pharmaceutical company, from 1993 until his retirement in 2001. Dr. Clendeninn holds a B.A. degree in biology/chemistry from Wesleyan University, and a Ph.D. degree in microbiology/pharmacology and an M.D. degree from New York University. The determination was made that Dr. Clendeninn should serve on our Board of Directors due to his training and experience as a medical oncologist and his executive-level experience in public development-stage oncology-focused companies.

Jack Goldstein, Ph.D., 66, has served as our Chairman of the Board of Directors since March 2010. Dr. Goldstein was President and Chief Operating Officer of Chiron Corporation, a biotechnology company, from November 2004 until its acquisition by Novartis AG in April 2006, prior to which he served as Vice President and President, Chiron Blood Testing Division beginning in 2002. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture capital fund. From 1997 to 2001, he served as President and Chief Executive Officer of Applied Imaging Corporation, a supplier of instrument systems for prenatal and cancer genetics, where he also served as Chairman of the Board of Directors from 1999 to 2002. Dr. Goldstein currently serves on the Board of Directors of Accuray Incorporated and has served as a director of Orasure Technologies Inc. from May 2006 to May 2011, Illumina, Inc. from June 2006 to May 2010, and Immucor, Inc. from December 2007 to February 2009. Dr. Goldstein holds a B.A. degree in biology from Rider University, and a M.S. degree in immunology and a Ph.D. degree in microbiology from St. John’s University. The determination was made that Dr. Goldstein should serve on our Board of Directors as a result of his extensive experience as a senior executive and as a chair of the board of directors of both publicly held and privately held biotechnology or pharmaceutical companies.

Martin Mattingly, Pharm.D., 57, has served as a director since June 2010. Since August 2012, Dr. Mattingly has served as a member of Tech Coast Angels. Previously, Dr. Mattingly served as the Chief Executive Officer of Trimeris, Inc., a biopharmaceutical company, from November 2007 until its merger with Synageva in November 2011. He also served on the Board of Directors of Trimeris, Inc. from November 2007 until November 2011. From 2005 to 2007, Dr. Mattingly was employed at Ambrx, Inc., a biopharmaceutical company, where he served as President and Chief Executive Officer. From 2003 to 2005, Dr. Mattingly served as Executive Vice President and Chief Operating Officer of CancerVax Corporation, a biotechnology company. From 1996 to 2003, he provided senior leadership in various management positions at Agouron Pharmaceuticals, Inc. and Pfizer, Inc., including serving as General Manager of the Agouron HIV division, Vice President, Product Development Group at Pfizer and Vice President, Global Marketing Planning at Pfizer. Dr. Mattingly holds a Pharm.D. degree from the University of Kentucky. The determination was made that Dr. Mattingly should serve on the Board of Directors as a result of his executive leadership experience in late-stage clinical development, public company expertise, and commercialization and business development experience with pharmaceuticals and biologics.

Stewart Parker, 58, has served as a director since March 2010. Ms. Parker served as the Chief Executive Officer of the Infectious Disease Research Institute, or IDRI, a nonprofit research organization focused on the development of products for the diagnosis, prevention, and treatment of neglected diseases from March 2011 to January 2014. Prior to IDRI, Ms. Parker managed the formation of Targeted Genetics Corporation, a biotechnology company, as a wholly owned subsidiary of Immunex Corporation, a biotechnology company, and served as its President and Chief Executive Officer and as a director from its spinout from Immunex Corporation in 1992 to November 2008. She served in various capacities at Immunex Corporation from August 1981 through December 1991, most recently as Vice President, Corporate Development. She served on the Board of Directors and the executive committee of BIO, the primary trade organization for the biotechnology industry. Ms. Parker has also served as a director of Targeted Genetics Corporation from 1992 to November 2008 and Neose Technologies, Inc. from May 2005 to January 2009. Ms. Parker received her B.A. and M.B.A. degrees from the University of Washington. The determination was made that Ms. Parker should serve on our Board of Directors due to her executive leadership experience in development-stage clinical development, public company expertise, and business development experience for pharmaceuticals and biologics.

David Smith, 54, has served as a director since August 2010. Since June 2012 Mr. Smith has served as Chief Operating Officer of IntegenX, Inc., an applied genomics company. From December 2006 to July 2011, Mr. Smith was the Executive Vice President and Chief Financial Officer of Thoratec Corporation, a medical device company. Mr. Smith served as the Vice President and Chief Financial Officer of Chiron Corporation from April 2003 to April 2006, as its Vice President, Finance from February 2002 to April 2003 and as its Vice President and Principal Accounting Officer from February 1999 to February 2002. Mr. Smith earned a B.A degree in economics and history from Willamette University and a M.B.A degree in finance from Golden Gate University. In the past five years, he served as a director and chair of the audit committee of Perlegen Sciences, Inc. from May 2006 to November 2009. The determination was made that Mr. Smith should serve on our Board of Directors due to his financial expertise and extensive experience as a senior executive at publicly held biotechnology companies.

Director Independence

Our Board of Directors has determined that each of our nominees for director, other than Mr. Cormack, is “independent” under the applicable Securities and Exchange Commission, or the SEC, rules and the criteria established by The Nasdaq Stock Market LLC., or NASDAQ.

Relationships Among Directors, Executive Officers and Director Nominees

There are no family relationships among any of our directors, executive officers or director nominees.

Stockholder Communication With the Board of Directors

Stockholders who are interested in communicating directly with members of the Board of Directors, or the Board of Directors as a group, may do so by writing directly to the member(s) c/o President, OncoGenex Pharmaceuticals, Inc., 1522 - 217th Place S.E., Suite 100, Bothell, Washington 98021. The President will promptly forward to the Board of Directors or the individually named directors all written communications received at the above address that the Secretary considers appropriate.

Related-Party Transactions Policy and Procedure

Our Audit Committee is responsible for reviewing and approving all related-party transactions and conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. Our Code of Conduct and Business Ethics requires our executive officers and directors to report any conflicts of interest with our interests to our Audit Committee, and generally prohibits our executive officers and directors from conflicts of interest with our interests. Waivers of our Code of Conduct and Business Ethics with respect to an executive officer or director may only be granted by the Board of Directors or, if permitted by NASDAQ and any other applicable stock exchange’s rules, our Nominating and Governance Committee. We do not have a specific policy concerning approval of transactions with stockholders who own more than five percent of our outstanding shares.

We have determined that there were no reportable related-party transactions in fiscal year 2013.

Board of Directors’ Committees

The Board of Directors has established separately designated Audit, Compensation and Nominating and Governance Committees to assist it in performing its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee in consultation with the Chief Executive Officer and the Chairperson of the Board of Directors. The Nominating and Governance Committee reviews committee assignments from time to time and considers the rotation of committee chairpersons and members with a view towards balancing the benefits derived from the diversity of experience and viewpoints of the directors. The Board of Directors has adopted written charters for each of these committees, which are available on our website at http://ir.oncogenex.com under “Corporate Governance.” The chairperson of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Audit Committee and Audit Committee Financial Expert

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is currently comprised of David Smith (Chairperson), Jack Goldstein, Martin Mattingly and Stewart Parker, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements for audit committee members. The Board of Directors has also determined that Mr. Smith is an “audit committee financial expert,” as defined by the applicable rules of the SEC. The Audit Committee held six meetings during fiscal year 2013.

Audit Committee Responsibilities

The Audit Committee is responsible for, among other things:

•	reviewing the independence, qualifications, services, fees and performance of our independent registered public accounting firm;

•	appointing, replacing and discharging our independent registered public accounting firm;

•	pre-approving the professional services provided by our independent registered public accounting firm;

•	reviewing the scope of the annual audit and reports and recommendations submitted by our independent registered public accounting firm; and

•	reviewing our financial reporting and accounting policies, including any significant changes, with our management and our independent registered public accounting firm.

Please see the sections entitled “Report of the Audit Committee” and “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm” for further matters related to the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Neil Clendeninn (Chairperson), Jack Goldstein and Martin Mattingly, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements. In addition, each member of the Compensation Committee has been determined to be an outside director under Section 162(m), of the Internal Revenue Code of 1986, as amended, or the Code, and a non-employee director under Rule 16b-3 as promulgated under the Exchange Act. The Compensation Committee reviews and recommends to the Board of Directors the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee does not have any explicit authority to delegate its duties. The Compensation Committee held nine meetings during fiscal year 2013.

In 2013, the Compensation Committee retained Radford, an Aon Consulting company and a provider of compensation market intelligence to the technology and life sciences industries, to provide a report summarizing relevant benchmark data relating to industry-appropriate peers and make recommendations regarding base salary, target total cash (base salary plus target cash incentives) and the amounts and terms of long-term equity incentive awards for our executives as well as to benchmark and make recommendations regarding the initial and annual cash retainer amounts for directors and chairpersons of the Board of Directors and the various committees, as well as the amounts and terms of initial and annual long-term equity incentive awards for directors. The Chief Executive Officer then made recommendations to the Compensation Committee regarding compensation levels for the directors, committee members and executive officers, excluding himself, based on Radford’s recommendations for each. The Compensation Committee, in turn, made recommendations to the Board of Directors regarding director compensation levels effective May 24, 2013 for equity compensation and August 6, 2013 for cash and equity compensation. A further detailed evaluation by Radford for the executive officers occurred in 2013 and the same process was followed for recommendations regarding compensation levels for the executive officers effective January 1, 2014. No work performed by Radford during fiscal year 2013 raised a conflict of interest.

Please see the sections entitled “Compensation Discussion and Analysis” and “Director Compensation” for further matters related to the Compensation Committee and director and executive officer compensation matters.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Stewart Parker (Chairperson), Neil Clendeninn, Jack Goldstein and David Smith, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements.

The Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees the establishment of, and compliance with, appropriate governance standards. The Nominating and Governance Committee held five meetings during fiscal year 2013.

Board of Directors Leadership Structure

Jack Goldstein, a non-employee independent director, has served as the Chairperson of the Board of Directors since March 2010. We do not currently have a policy mandating the separation of the roles of Chairperson and Chief Executive Officer. This allows the Board of Directors flexibility to determine whether the two roles should be combined or separated based on our needs and the Board of Directors’ assessment of its leadership from time to time. The Board of Directors, however, believes such separation is currently appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management. In addition, by separating these roles, Mr. Cormack can focus his efforts on running our business and managing the day-to-day challenges that we are faced with, while allowing the Board of Directors to benefit from Dr. Goldstein’s extensive experience as a director of various public companies. The Board of Directors believes Dr. Goldstein is best suited to be Chairperson of the Board of Directors because of his extensive experience as a senior executive and as a chair of biotechnology and pharmaceutical company Boards of Directors.

The Chairperson of the Board of Directors is responsible for managing the Board of Directors’ business, including setting the agenda (with the input of directors and management), facilitating communication among directors, presiding at meetings of the Board of Directors and stockholders, serving as chairperson at each regularly scheduled Board of Directors meeting and providing support and counsel to the Chief Executive Officer. Pursuant to our Corporate Governance Guidelines, the Board of Directors is free to choose the Chairperson of the Board of Directors in any manner that is in our best interests at the time. The Corporate Governance Guidelines identify a number of non-exclusive factors for the Board of Directors to consider in the selection process, including the current size of our business, the composition of the Board of Directors, the current candidates for the position, applicable regulations and our succession planning goals.

Board of Directors’ Role in Risk Oversight

Consistent with our leadership structure, our management is charged with the day-to-day management of risks that we face or may face and provides our Board of Directors with quarterly risk assessment and mitigation strategy updates, while our Board of Directors and its committees are responsible for oversight of risk management. The Audit Committee has responsibility for oversight of financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. In addition, the Audit Committee annually reviews and assesses the adequacy of our risk management policies and procedures with regard to identifying our management of financial risks, reviews the quarterly updates on these risks that are received from management, and assesses the adequacy of management’s implementation of appropriate systems to mitigate and manage financial risks. Furthermore, under our Code of Business Conduct and Ethics, the Audit Committee is responsible for considering reports of conflicts of interest involving officers and directors. The Nominating and Governance Committee oversees corporate governance risks, including implementing procedures to ensure that the Board of Directors operates independently of management and without conflicts of interest. In addition, the Nominating and Governance Committee oversees compliance with our Code of Business Conduct and Ethics. The Compensation Committee oversees risks associated with our compensation policies, plans and practices. The Audit Committee, the Nominating and Governance Committee and the Compensation Committee each report to the Board of Directors regarding the foregoing matters, and the Board of Directors approves any changes in corporate policies, including those pertaining to risk management.

The Board of Directors has also adopted a Whistle Blowing Policy, which provides a means by which concerns about actual and suspected violations of our Code of Business Conduct and Ethics and other public interest matters are to be reported. We recognize that individuals may not feel comfortable reporting a matter directly to the appropriate persons at the company and therefore the Whistle Blowing Policy provides a mechanism by which a person may report a matter to NASDAQ OMX Group Corporate Services, Inc., a third party retained by us. Under the policy, the Chairperson of the Audit Committee determines whether and, if so, how an investigation is to be conducted and, together with the full Audit Committee in certain instances, resolves reported violations. In all cases, a report of the outcome is to be made to the Board of Directors.

Risk Assessment of Compensation Programs

We have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company. To make this determination, our management reviewed the compensation policies, plans and practices for our executive officers, as well as for all other employees. We assessed the following features of our compensation, plans and practices: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Based on this review, we believe that our compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Director Nomination Process

Director Qualifications

Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the director nominee’s skills, expertise and experience, wisdom, integrity, the ability to make independent analytical inquiries, the ability to understand our business environment, the willingness to devote adequate time to Board of Directors’ duties, the interplay of the director nominee’s experience and skills with those of other directors, and the extent to which the director nominee would be a desirable addition to the Board of Directors and any committees of the Board of Directors. The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. Additionally, in accordance with the applicable securities laws and NASDAQ requirements, a majority of the members of the Board of Directors must be “independent.” We do not have a policy regarding diversity, but the Nominating and Governance committee does and will continue to consider each candidate’s experiences and qualities as described above and how these experiences and qualities complement the diversity of the Board of Directors.

Identification of Nominees by the Board of Directors

The Nominating and Governance Committee identifies nominees by first determining the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit names for possible candidates from other directors, our senior level executives and individuals personally known to the directors, as well as third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.

Stockholder Nominations

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee will consider nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary containing the following information:

•	the name and address of the stockholder proposing such business, which we refer to as a Nominating Person;

•	the class and number of our shares that are owned beneficially by the Nominating Person;

•	description of any agreement, arrangement or understanding with respect to Nominating Person and their respective affiliates or associates and each director nominee proposed by the Nominating Person;

•	description of any agreement, arrangement or understanding that has been entered into as of the date of the notice by the Nominating Person, whether or not such instrument or right is subject to settlement in underlying shares of capital stock of ours, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Nominating Person, with respect to securities of the corporation;

•	the Nominating Person is a holder of record of stock of ours entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•	the Nominating Person intends to deliver a proxy statement and/or form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees;

•	with respect to each director nominee proposed by the Nominating Person, such nominee’s written consent to being named in our proxy statement as a nominee and to serving as a director, if elected; and

•	such other information regarding the Nominating Person and each nominee proposed by the Nominating Person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations or proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated under the Exchange Act.

To be timely, a Nominating Person’s notice in respect of a director nomination must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, OncoGenex Pharmaceuticals, Inc., 1522 - 217th Place S.E., Suite 100, Bothell, Washington 98021, not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice must be delivered no more than 120 and not less than 90 days prior to the annual meeting or the close of business on the tenth day following the date which public disclosure of the date of such meeting is made.

Code of Ethics

We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. We have adopted a Code of Business Conduct and Ethics that is applicable to our principal executive officer, our principal financial officer and our principal accounting officer, as well as to all of our other employees and directors, and have posted such code on our website at http://ir.oncogenex.com/governance.cfm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

The following persons are our 2014 director nominees, each of whom was recommended by the Nominating and Governance Committee and approved by the Board of Directors for nomination at the Annual Meeting:

•	Neil Clendeninn

•	Scott Cormack

•	Jack Goldstein

•	Martin Mattingly

•	Stewart Parker

•	David Smith

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. Each nominee has consented to being named in this Proxy Statement and to serve if elected. We do not expect that any nominee will be unable or decline to serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and has qualified.

Our current directors are Neil Clendeninn, Scott Cormack, Jack Goldstein, Martin Mattingly, Stewart Parker and David Smith, all of whom served on the Board of Directors throughout 2013.

Biographies of our 2014 director nominees are located above under the heading “Board of Directors – General.”

Director Compensation Overview

The charter of the Compensation Committee provides that the Compensation Committee is to recommend to the Board of Directors matters related to director compensation. The director compensation package for non-employee directors consists of annual cash compensation and an award of restricted stock units and stock options exercisable to purchase shares of our common stock. None of our employees is entitled to receive compensation for service as a director. Our current director compensation policy was adopted effective August 6, 2013, and is set forth below under the heading “Director Compensation Policy – 2013 Director Compensation”.

Peer Group Used for Benchmarking 2013 Compensation

Our management regularly reviews peer group data to determine whether total direct compensation and each component of the compensation package are approximately equal to the targeted 50th percentile for director compensation of our peer company list. Based on this review, management makes recommendations to the Compensation Committee that they deem necessary to align director compensation with the foregoing peer group target. The peer group companies are amended from time to time at the discretion of the Board of Directors.

Our most recent evaluation of peer group companies for purposes of establishing director compensation occurred in 2013. In consideration of our market capitalization and number of employees, the Compensation Committee recommended, and the Board of Directors approved, a peer group based on the following characteristics:

•	pre-commercial life sciences companies in late stages of product development;

•	companies located in biotechnology hub markets (Seattle, San Francisco, San Diego and Boston) to reflect the recruiting market for executive talent;

•	companies with market values between $100 million and $500 million; and

•	companies with generally less than 100 employees.

Research and development spending, available cash and enterprise value were also examined as additional metrics to help determine appropriate peer companies.

Based on the foregoing criteria, and the recommendations of Radford, the Compensation Committee recommended, and the Board of Directors approved, the following peer group for purposes of establishing our current director compensation policy:

Amicus Therapeutics, Inc.	Omeros Corporation
Arqule Inc.	Oncothyreon Inc.
Array BioPharma Inc.	Rigel Pharmaceuticals, Inc.
Aveo Pharmaceuticals, Inc.	Sangamo Biosciences, Inc.
Cell Therapeutics, Inc.	Sunesis Pharmaceuticals, Inc.
Enzon Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Galena BioPharma Corporation	Threshold Pharmaceuticals, Inc.
Geron Corporation	Vical Incorporated
Immunomedics, Inc.	XOMA Corporation.
Keryx Biopharmaceuticals, Inc.	ZIOPHARM Oncology, Inc.
NewLink Genetics Corp.

Director Compensation Policy

2013 Director Compensation

As part of its evaluation of compensation levels for the 2013 fiscal year, the Compensation Committee recommended and the Board of Directors approved the retention of Radford to review compensation levels of our independent directors and committee members. Radford was instructed to benchmark and make recommendations regarding the initial and annual retainer amounts for directors and chairpersons of the Board of Directors and the various committees, as well as the amounts and terms of initial and annual long-term equity incentive awards for directors. The Chief Executive Officer then made recommendations to the Compensation Committee regarding compensation levels for the directors, excluding himself, and committee members based on Radford’s recommendations for each. The Compensation Committee, in turn, made recommendations to the Board of Directors. In March and August 2013, the Board of Directors approved changes to the compensation for non-employee directors in connection with their service on the Board of Directors and its committees for the 2013 fiscal year consistent with Radford’s recommendations, as follows:

•	An annual retainer of $65,000 is paid to the Chairperson of the Board of Directors or the lead director and $40,000 is paid to all other non-employee directors, together with an excess meeting fee of $2,000 for each meeting held over 10 annual meetings. These retainers are paid in four quarterly installments. Each quarterly payment is conditioned on the director remaining a director on the date of actual payment, which is typically within 10 days following the completion of the respective calendar quarter.

•	Additional annual cash compensation for the chairpersons and members of each committee as set forth in the following table and paid on the same schedule and on the same terms as the non-employee director compensation described above:

	Chairperson	Other Members
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

•	New directors receive a one-time initial grant of stock options to acquire 8,000 shares of our common stock upon becoming a director, which initial grant vests over three years, with one-third vesting at each of the first, second and third anniversaries of the date of grant. In addition, new directors also receive an initial grant of restricted stock units, or RSUs, to acquire 4,000 shares of our common stock.

•	Each director that is re-elected by our stockholders at an annual meeting receives a grant of stock options to acquire 5,000 shares of common stock and RSUs to acquire 2,500 shares of common stock, with the Chairman of the Board receiving additional RSUs to acquire 2,500 shares of common stock, promptly following re-election. Any director who is appointed or elected to the Board of Directors for the first time, and who receives an initial stock option and RSU grant, will receive a first annual stock option and RSU grant in an amount equal to the product of the number of shares of common stock that would otherwise be subject to such annual stock option and RSU grant multiplied by the fraction of a year during which the director serves on the Board of Directors immediately preceding the date of the annual meeting. Each annual stock option grant will vest in full on the first anniversary of the date of grant.

These cash compensation changes to our director compensation policy became effective as of August 6, 2013 and the equity compensation changes became effective as of May 24, 2013, the date of our 2013 Annual Meeting, and August 6, 2013 for the additional RSUs to the Chairman of the Board.

Director Compensation Paid for 2013

The following table summarizes all compensation paid to or earned by our non-employee directors for fulfilling their duties as directors during the 2013 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Restricted Stock Units ($) (1) (2)	Total ($)
Neil Clendeninn	69,273	37,335	26,825	133,433
Jack Goldstein	104,187	37,335	45,985	187,507
Martin Mattingly	68,271	37,335	26,825	132,431
Stewart Parker	70,126	37,335	26,825	134,286
David Smith	79,810	37,335	26,825	143,970

(1)	The dollar amounts reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718 for stock-based compensation. These amounts do not correspond to the actual cash value that will be recognized by the directors when received. Assumptions used in the calculation of the amounts in this column are included in note 11 to our audited consolidated financial statements included in our 2013 Annual Report on Form 10-K. As of December 31, 2013, the following directors had the following number of options and RSUs outstanding:

•	Neil Clendeninn: 44,308 options, of which 39,308 were vested as of December 31, 2013, and 2,500 RSUs. In addition, 5,000 options and 2,500 RSUs vest on May 24, 2014.

•	Jack Goldstein: 17,961 options, of which 12,961 were vested as of December 31, 2013, and 4,500 RSUs. In addition, 5,000 options vest on May 24, 2014, and 2,500 RSUs vest on May 24, 2014 and 2,000 RSUs vest on May 28, 2014.

•	Martin Mattingly: 18,000 options, of which 13,000 were vested as of December 31, 2013, and 2,500 RSUs. In addition, 5,000 options and 2,500 RSUs vest on May 24, 2014.

•	Stewart Parker: 17,961 options, of which 12,961 were vested as of December 31, 2013, and 2,500 RSUs. In addition, 5,000 options vest on May 24, 2014, and 2,500 RSUs vest on May 24, 2014

•	David Smith: 18,000 options, of which 13,000 were vested as of December 31, 2013, and 2,500 RSUs. In addition, 5,000 options and 2,500 RSUs vest on May 24, 2014.

(2)	These options and RSUs were granted on May 24, 2013 under our 2010 Performance Incentive Plan and vest 100% on the earlier of the one-year anniversary of the date of grant or the day immediately prior to the 2014 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

REPORT OF THE AUDIT COMMITTEE

In connection with the consolidated financial statements for the fiscal year ended December 31, 2013, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•	received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors at the March 25, 2014 meeting of the Board of Directors that the audited consolidated financial statements for the 2013 fiscal year be included in our Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

David Smith, Chairperson
Jack Goldstein
Martin Mattingly
Stewart Parker

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent specifically incorporated by reference in such filing.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Proxies solicited by management for which no specific direction is included will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection.

Fees Billed by Independent Registered Public Accounting Firm

The following is a summary of the fees billed by our independent registered public accounting firm for the fiscal years ended December 31, 2013 and December 31, 2012 for professional services rendered to us:

Fee Category	Fiscal 2013 Fees(1)		Fiscal 2012 Fees(1)
Audit Fees	$237,500		$210,000
Audit-Related Fees	40,500	(2)	50,000	(3)
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$278,000		$260,000

(1)	Accountant fees and services charged by Ernst & Young LLP are paid in Canadian dollars and shown in Canadian dollars.

(2)	Accountant fees and services charged by Ernst & Young LLP in relation to our filing of At-The-Market Issuance Sales Agreement in June 2013 and procedures related to our S-8 filing in August 2013.

(3)	Accountant fees and services charged by Ernst & Young LLP in relation to our filing of a Form S-3 registration statement in 2012, and procedures with respect to our public offering completed in March 2012.

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q that are filed with the SEC.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including accounting consultations and fees related to registration of securities.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance related to state tax incentives.

All Other Fees. Consists of fees billed for all other non-audit services.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent registered public accounting firm typically provides audit service detail in advance of the first quarter meeting of the Audit Committee, which outlines the scope of the audit and related audit fees. If agreed to by the Audit Committee, an engagement letter is formally accepted by the Audit Committee.

For non-audit services, our senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage our independent registered public accounting firm to provide for the fiscal year. Our senior management and our independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by our independent registered public accounting firm pursuant to this pre-approval process.

For the 2012 and 2013 fiscal years, the Audit Committee approved all of the services provided by Ernst & Young LLP described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL THREE:

APPROVAL OF AN AMENDMENT TO OUR 2010 PERFORMANCE INCENTIVE PLAN

As we approach major milestones with respect to the announcement by mid-2014 of overall survival results for our SYNERGY trial for our product candidate custirsen and announcement in the second half of this year of results for our Borealis-1 trial for our product candidate apatorsen, we anticipate that we may need to hire additional personnel and/or retain additional key management and scientific personnel. In order to be able to provide a competitive and equitable compensation package, our Board of Directors is asking our stockholders to approve an amendment, referred to in this Proxy Statement as the Amendment to the 2010 Performance Incentive Plan, or the 2010 Plan, that will increase the total shares of common stock available for issuance under the 2010 Plan from 2,050,000 to 2,800,000. Subject to adjustments for our awards that are not exercised or that are cancelled or forfeited as set forth below, the increase of 750,000 shares represents approximately 5% of the 14,753,195 shares of common stock outstanding as of April 8, 2014. The Amendment will also increase the number of shares that may be issued pursuant to the exercise of “incentive stock options” during the term of the 2010 Plan to 2,800,000. The Amendment was unanimously approved by our Board of Directors on March 25, 2014 and requires stockholder approval. Of the 2,050,000 shares previously approved, only 521,311 remained available for grant as of April 8, 2014. If approved, we expect to use the additional authorized shares for continued periodic equity grants to employees, including executive officers, directors and consultants and for initial grants to new employees.

Description of the 2010 Plan

The following is a summary of the principal features of the 2010 Plan. This summary is qualified in its entirety by reference to the 2010 Plan as amended as described herein, which is attached as Appendix A to this Proxy Statement.

Purposes of the 2010 Plan. The purposes of the 2010 Plan are to enhance our ability and the ability of any parent or subsidiary corporation, whether now existing or hereafter created or acquired, which we refer to as an Affiliated Company, to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers, upon whose judgment, initiative and efforts the successful conduct and development of our businesses largely depends, and to provide additional incentives to such persons to devote their utmost effort and skill to our advancement and betterment, by providing them an opportunity to participate in our ownership and thereby have an interest in our success and increased value that coincides with the financial interests of our stockholders.

Shares Reserved for Issuance. Assuming the Amendment is approved by the stockholders, we will be authorized to issue up to an aggregate of 2,800,000 shares of common stock pursuant to awards granted under the 2010 Plan. In addition, the 2010 Plan provides that if an option granted under any of our other equity compensation plans is outstanding on the date of stockholder approval of the 2010 Plan and such option subsequently terminates or expires in accordance with its terms, the shares underlying such option that remain unexercised and unissued at the time of termination or expiration will become available for grant or issuance under the 2010 Plan; provided, however, that not more than 2,800,000 shares of common stock may be issued pursuant to the exercise of options that are designated “incentive stock options”.

In the event that all or any portion of any shares underlying an award other than restricted shares granted under the 2010 Plan can no longer under any circumstances be exercised or purchased due to the forfeiture or cancellation of all or any portion of such award, the shares of common stock allocable to the unexercised or forfeited portion of such award will become available for grant or issuance under the 2010 Plan. In the event that all or any portion of any shares subject to an award other than restricted shares under the 2010 Plan are reacquired by us for any reason other than cancellation or forfeiture, the shares allocable to the reacquired portion of such award will not become available for grant or issuance under the 2010 Plan. In the event that restricted shares awarded under the 2010 Plan are reacquired by us, for any reason, the shares so reacquired will become available for grant or issuance under the 2010 Plan. Shares that are withheld to pay the exercise or purchase price of an award or to satisfy any tax withholding obligations in connection with an award, shares that are not issued or delivered as a result of the net settlement of an outstanding award and shares that are repurchased on the open market with the proceeds of an award exercise or purchase price will not be available again for grant and issuance under the 2010 Plan.

Additionally, the number of shares available for issuance under the 2010 Plan will be subject to adjustment in the event of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in our capital structure.

Administration. The 2010 Plan is to be administered by an “Administrator,” which, under the 2010 Plan, shall be either the Board of Directors or a committee appointed by the Board of Directors, or the Chief Executive Officer to the extent permitted under applicable law. Subject to the provisions of the 2010 Plan, the Administrator has full authority to implement, administer and make all determinations necessary under the 2010 Plan. The 2010 Plan is administered by our Compensation Committee.

Subject to the terms and limitations expressly set forth in the 2010 Plan, the Compensation Committee or the Chief Executive Officer have the authority to (i) designate new employees of ours or an Affiliated Company to be the recipient of awards and (ii) determine the type of the equity award and the number of shares of common stock to be subject to such options, restricted stock units or restricted share awards.

Subject to applicable law, the Board of Directors may from time to time alter, amend, suspend or terminate the 2010 Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any outstanding award without his or her consent. Unless previously terminated by the Board of Directors, the 2010 Plan will terminate on March 23, 2020.

Eligibility. The 2010 Plan provides that awards may be granted to our employees, officers, directors, consultants, independent contractors and advisors or those of an Affiliated Company, as may be determined by the Administrator. Assuming the Amendment is approved by the stockholders, in no event may any individual be granted equity awards under the 2010 Plan for more than 1,050,000 shares of our common stock in any one calendar year.

The actual number of individuals who will receive awards under the 2010 Plan cannot be determined in advance because the Administrator has discretion to select the participants. Nevertheless, as of April 8, 2014, 8 of our officers and directors and approximately 38 other employees would be eligible to participate in the 2010 Plan.

Terms of Options. As discussed above, the Administrator determines many of the terms and conditions of awards granted under the 2010 Plan, including whether an option will be an “incentive stock option,” or ISO, or a “non-qualified stock option,” or NQSO. Each option is evidenced by an agreement in such form as the Administrator approves and is subject to the following conditions, which are described in further detail in the 2010 Plan:

•	Vesting and Exercisability. Options become vested and exercisable within such periods and subject to such conditions as determined by the Administrator and as set forth in the related stock option agreement, provided that options must expire no later than 10 years from the date of grant (five years with respect to an ISO granted to an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of an Affiliated Company, which individual is referred to as a 10% Stockholder).

•	Exercise Price. The exercise price of options shall not be less than the fair market value of a share of common stock, as such term is defined in the 2010 Plan, at the time the option is granted. The exercise price of any ISO granted to a 10% Stockholder shall not be less than 110% of the fair market value of a share of common stock at the time of grant, subject to limited exceptions. However, an option may be granted with an exercise price lower than fair market value in connection with the assumption or substitution for another option upon certain changes in control.

•	Repricing Prohibited. Repricing, or reducing the exercise price of outstanding options is not permitted under the 2010 Plan without shareholder approval under the 2010 Plan.

•	Cancellation and Rescission. Any unexpired, unpaid or deferred options may be cancelled, rescinded, suspended, withheld or otherwise limited or restricted by the Administrator at any time, unless otherwise specified in the related stock option agreement, if the optionee is not in compliance with all applicable provisions of the related stock option agreement and the 2010 Plan, or if the optionee engages in any (i) unauthorized disclosure to anyone outside of the company, or unauthorized use in other than our business, of any confidential information or material relating to our business that was acquired by the optionee either during or after employment with us; (ii) failure or refusal to promptly disclose and assign to us all right, title and interest in any invention or idea made or conceived by the optionee during employment with us that relates in any manner to our actual or anticipated business, research or development work; or (iii) activity that results in termination of the optionee’s employment for cause.

Terms of Restricted Stock Awards. Each restricted share award is evidenced by a restricted stock purchase agreement in such form as the Administrator approves and is subject to the following conditions, which are described in further detail in the 2010 Plan:

•	Vesting. Shares subject to a restricted share award may become vested over time or upon completion of performance goals set out in advance.

•	Purchase Price. Each restricted stock purchase agreement states the purchase price, which may not be less than the minimum lawful amount under applicable state law. Without limiting the generality of the foregoing, the Administrator may determine to issue restricted shares as consideration for continued employment or the achievement of specified performance goals or objectives.

•	Termination of Service. Restricted stock awards shall cease to vest immediately if a participant is terminated for any reason, unless otherwise provided in the applicable restricted stock purchase agreement or unless otherwise determined by the Administrator, and we will generally have the right to repurchase any unvested shares subject to such award for the original purchase price paid by the participant.

•	Additional Restrictions. Restricted shares are nontransferable except as specifically provided in the restricted stock purchase agreement and in certain limited circumstances provided in the 2010 Plan.

Terms of Restricted Stock Units. Each restricted stock unit award is evidenced by a restricted stock unit purchase agreement in such form as the Administrator approves and is subject to the following conditions, which are described in further detail in the 2010 Plan:

•	Vesting. Shares subject to a restricted stock unit award may become vested over time or upon completion of performance goals set out in advance.

•	Settlement. At the Administrator’s discretion, earned restricted stock units may be settled in cash, shares of common stock or a combination of both, and no purchase price will apply to a restricted stock unit settled in common stock.

•	Termination of Service. Restricted stock awards shall cease to vest immediately if a participant is terminated for any reason, unless otherwise provided in the applicable restricted stock purchase agreement or unless otherwise determined by the Administrator.

•	Additional Restrictions. Restricted stock units are nontransferable for as long as they are subject to any restrictions pursuant to the 2010 Plan or the application award agreement.

Change in Control. Under the 2010 Plan, the Administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change in control that relate to the vesting of an award and the assumption of an award or issuance of comparable securities under an incentive program, and individual employment agreements may contain similar provisions. If the terms of an option or employment agreement provide for accelerated vesting in the event of a change in control, or to the extent that an option is vested and not yet exercised, the Administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding unexercised options shall terminate and cease to be exercisable upon a change in control except to the extent that the options are assumed by the successor entity, or the parent of the successor entity, pursuant to the terms of the change in control transaction.

Section 162(m). In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million in any one year. Under Section 162(m), however, the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (in other words, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). To meet the maximum number of shares requirement, the 2010 Plan limits awards to individual participants as set forth below. Other awards granted under the 2010 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon pre-established objective performance goals based on one or more of the following business criteria:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives;

•	Company-specific operational metrics;

•	Appreciation in and/or maintenance of the price of the shares of the company;

•	Reductions in costs; cash flow or cash flow per share (before or after dividends);

•	Drug development milestones;

•	Regulatory achievements (including submitting or filing applications or other documents with regulatory authorities), successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections and validation of manufacturing processes;

•	Initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); and

•	Implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing, commercialization, development candidates, products or projects, safety, and production volume levels.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Summary of Federal Income Tax Consequences of the 2010 Plan

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to us and to the participants in the 2010 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The summary does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2010 Plan.

Incentive Stock Options. No taxable income will be recognized by a US optionee under the 2010 Plan upon either the grant or the exercise of an ISO. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an ISO, and the tax treatment of the gain or loss realized will depend on how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an ISO occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. Generally, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. However, except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e. a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain recognized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant. The exercise of an ISO may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an ISO over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an ISO may claim as a credit against the optionee’s regular tax liability in future years the amount of alternative minimum tax paid that is attributable to the exercise of the ISO. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

Non-qualified Stock Options. No taxable income is recognized by an optionee upon the grant of an NQSO. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. Upon the sale or disposition of shares acquired pursuant to the exercise of an NQSO, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Shares. In general, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized. If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by us, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares and this amount will be subject to income tax withholding.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Tax Withholding. Under the 2010 Plan, we have the power to withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements with respect to any options exercised or restricted shares granted under the 2010 Plan. To the extent permissible under applicable tax, securities, and other laws, the Administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted shares up to an amount determined on the basis of the lowest marginal tax rate applicable to such participant, in whole or in part, by (i) directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted shares, or (ii) delivering to us shares of common stock owned by the participant.

New Plan Benefits. All awards to directors, executive officers, employees and consultants are made at the discretion of the Administrator.

As a result, the benefits and amounts that will be received or allocated under the 2010 Plan are not determinable at this time. We have therefore not included a table that reflects such awards.

As of April 8, 2014, under our 2010 Plan, options to purchase 1,900,542 shares had been granted, of which 453,995 shares had been exercised and 1,257,088 remained outstanding; 326,770 time-based RSUs had been granted, of which 256,149 time-based RSUs remained outstanding; and 403,510 performance-based RSUs had been granted, of which 301,000 performance-based RSUs remained outstanding. The options outstanding as of April 8, 2014 had a weighted-average exercise price of $11.47 per share.

The closing price per share of our common stock as reported by the New York Stock Exchange on April 8, 2014 was $10.16.

History of Grants Under the 2010 Plan. The table below shows, as to each of our executive officers named in the Summary Compensation Table and the other identified groups below, the aggregate number of awards granted to such person or group under the 2010 Plan during the last competed fiscal year.

Name and Position	Number of Options Granted	Number of Restricted Stock Units Granted
Scott Cormack, Chief Executive Officer, President and Director	37,500	48,750

Cindy Jacobs, Executive Vice President and Chief Medical Officer	20,000	30,000

Susan Wyrick, Vice President, Finance	11,625	10,813

Michelle Burris, Former Executive Vice President Operations and Chief Financial Officer	20,000	30,000

All current executive officers (3 persons)	69,125	89,563

All current non-employee directors (5 persons)	25,000	14,500

All current employees (excluding executive officers)	111,146	113,576

Equity Compensation Plan Information. The following table sets forth information regarding our equity compensation plans as of December 31, 2013. The table does not include information with respect to shares we are proposing to add to the 2010 Plan in Proposal Three.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	1,352,862	(3)	$8.43	1,016,553

Equity compensation plans not approved by security holders(4)	10,718		2.69	—

Total	1,363,580		$8.39	1,016,553

(1)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

(2)	As of December 31, 2013, we maintained the following equity compensation plans, which were adopted by Sonus Pharmaceuticals, Inc., our predecessor, prior to the its acquisition of OncoGenex Technologies: (a) Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1991, (b) 1999 Nonqualified Stock Incentive Plan, or the 1999 Plan, (c) the 2000 Stock Incentive Plan, (d) the 2007 Performance Incentive Plan, (e) the OncoGenex Technologies Amended and Restated Stock Option Plan, and (f) the 2010 Performance Incentive Plan.

(3)	Amount includes 10,000 stock options that were exercised at the end of December, 2013. The shares were issued in January, 2014.

(4)	The 1999 Plan is a broad-based plan for which stockholder approval was not required or obtained. On February 11, 2010, the 1999 Plan terminated in accordance with its terms. All stock options, rights to purchase, and restricted stock outstanding as of the termination date will continue in effect in accordance with their respective terms. Stock options granted under the 1999 Plan were generally granted with an exercise price equal to the fair market value on the date of grant. Pursuant to the 1999 Plan, upon a change of control, the vesting period for outstanding options, rights to purchase, and restricted stock granted under the 1999 Plan will accelerate and the administrator of the 1999 Plan may provide for the purchase or exchange of each option or right to purchase, adjust the terms of each option or right to purchase, cause the options and rights to purchase to be assumed, or new rights substituted for such rights, or make such other provision as the administrator determines is equitable.

Vote Required

Approval of the Amendment will require the affirmative vote of the majority of shares properly cast upon the proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the amendment of the 2010 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2010 PERFORMANCE INCENTIVE PLAN.

PROPOSAL FOUR:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussions set forth on pages 23 to 30 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “Say on Pay” proposal.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 23 of this Proxy Statement for additional details on our compensation of executives, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in fiscal 2013.

We are asking you to indicate your support for the compensation of the Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to OncoGenex Pharmaceuticals, Inc.’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2014 Annual Meeting of Stockholders, is hereby APPROVED.”

The Say on Pay vote is advisory, and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

Approval of the resolution will require the affirmative vote of the majority of shares properly cast upon the proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

Our executive compensation program is designed to:

•	attract and retain the most talented and dedicated executives possible;

•	align our executive officers’ incentives with stockholder value creation;

•	correlate annual and long-term cash and stock incentives to achievement of measurable strategic performance objectives; and

•	increase the percentage of executive compensation that is performance-based, and therefore at-risk, as an executive’s experience, unique expertise and criticality of role increases.

To achieve these objectives we have established compensation programs that tie a substantial portion of each executive’s overall compensation to key strategic operational and financial goals such as the development of our product candidates, the establishment and maintenance of key strategic relationships, and the identification and advancement of additional product candidates. The Compensation Committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals. Our annual cash incentives and a portion of our longer term incentives, such as our performance-based equity awards, are tied to our achievement of corporate operating goals. We believe that successful execution against goals is the best way to enhance long-term stockholder value. Overall, our pay programs attempt to balance cash and equity to reward both short- and long-term performance.

Compensation Determination Process and the Role of Executive Officers in Compensation Decisions

The compensation review process was conducted just prior to the end of the 2013 fiscal year in order to facilitate the comparison of corporate objectives against our full year performance. The Chief Executive Officer provided a presentation regarding our current compensation philosophies and programs to the Compensation Committee with the remaining members of the Board of Directors invited to attend. Typically, the Chief Executive Officer produces an executive compensation review for each Named Executive Officer, excluding the Chief Executive Officer, which includes recommendations for:

•	base salary for the upcoming year;

•	year-end cash incentive award, if any, under the terms of our discretionary short-term incentive awards program, or STIP, based on the achievement of corporate objectives; and

•	annual equity awards of stock options and restricted stock units, or RSUs.

The Chief Executive Officer may also recommend other changes to an executive’s compensation package, such as changes in the executive’s eligibility for cash incentives. The Compensation Committee evaluates and, if determined appropriate or advisable, revises the Chief Executive Officer’s recommendations and forwards its own recommendations to the Board of Directors, which may in turn suggest further revisions.

The Compensation Committee also meets in executive sessions without the Chief Executive Officer present to discuss the Chief Executive Officer’s compensation, including base salary, year-end cash incentive award and annual stock option grant, and to make recommendations regarding such compensation to the Board of Directors. The Board of Directors considers the Compensation Committee’s recommendations with respect to the Chief Executive Officer in executive session and provides feedback to the Compensation Committee. With the exception of executive sessions of the Compensation Committee and the Board of Directors to review, recommend and approve the Chief Executive Officer’s compensation, the Chief Executive Officer is generally present at all deliberations of the Compensation Committee and the Board of Directors related to executive compensation.

During the fourth quarter of the fiscal year, the Chief Executive Officer recommends to the Compensation Committee the corporate objectives to be adopted under the terms of the STIP for the upcoming year. The Compensation Committee evaluates and may revise the Chief Executive Officer’s recommendations and forwards its own recommendations to the Board of Directors, which may in turn suggest further revisions.

The Compensation Committee makes final determinations with respect to the award of cash incentives under the STIP and all annual equity awards. The Board of Directors, after reviewing the recommendations of the Compensation Committee, makes final determinations with respect to the cash incentives to the executive officers and the Chief Executive Officer, as well as the corporate objectives under the STIP. From time to time at the request of the Compensation Committee, members of our executive management team, including representatives from finance, legal and human resources, may provide information to the Compensation Committee and attend all or a portion of certain of the committee’s meetings.

Benchmarking of Executive Compensation

Every year or at the direction of the Compensation Committee, our management reviews peer group data to determine whether total direct compensation and each component of the compensation package are approximately equal to the targeted 50th percentile for executive officer compensation of our peer group. The peer group companies are amended from time to time at the discretion of the Board of Directors and based on Radford recommendations. In 2012, Radford was retained to review compensation levels and executive agreements of our executive officers and to provide a report summarizing relevant benchmark data and making recommendations as to executive compensation levels. Radford’s review included benchmarking the base salary, target total cash (base salary plus target cash incentives) and long-term incentives of our executives with industry-appropriate peers based on the following characteristics:

•	pre-commercial life sciences companies in late stages of product development;

•	companies located in biotechnology hub markets (Seattle, San Francisco, San Diego and Boston) to reflect the recruiting market for executive talent;

•	companies with market values between $100 million and $500 million; and

•	companies with generally less than 100 employees.

In addition, Radford also examined research and development spending, cash on-hand and enterprise value as additional metrics to help determine appropriate peer companies.

The peer group recommended by Radford in 2012 and approved by the Compensation Committee and the Board of Directors for the evaluation of compensation levels for the 2013 fiscal year, after a comprehensive review, analysis and discussion regarding Radford’s recommendations, is comprised of the companies set forth below.

Alnylam Pharmaceuticals, Inc.	Keryx Biopharmaceuticals, Inc.
Amicus Therapeutics, Inc.	NewLink Genetics Corp.
Arqule Inc.	Omeros Corporation
Array BioPharma Inc.	Oncothyreon Inc.
Aveo Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Cell Therapeutics, Inc.	Sangamo Biosciences, Inc.
Celldex Therapeutics, Inc.	Sunesis Pharmaceuticals, Inc.
Clovis Oncology, Inc.	Synta Pharmaceuticals Corp.
Enzon Pharmaceuticals, Inc.	Threshold Pharmaceuticals, Inc.
Geron Corporation	Vical Incorporated
Infinity Pharmaceuticals, Inc.	ZIOPHARM Oncology, Inc.

Benchmarking in the Context of Our Other Executive Compensation Principles

In establishing executive compensation, the Compensation Committee focuses on a range around the 50th percentile of peer group benchmarking for each of base salary, target total cash (base salary plus target cash incentives) and long-term incentives for each similarly situated executive, which the Compensation Committee believes provides the tools to allow a company of our size to attract, compete for and retain the type of executives necessary for us to our achieve our goals but conserve our cash and equity as much as possible.

The Compensation Committee realizes, however, that using a peer benchmark is neither the only means for gathering and validating market data nor the only criteria for establishing executive pay. In instances where an executive officer is uniquely critical to our success, the Compensation Committee may provide compensation in excess of the benchmark. Upward or downward variations for base salary and long-term incentives may also occur as a result of the individual’s experience level, the balance of the individual’s different elements of compensation, market factors and other strategic considerations, which we refer to below as compensation factors. Additional market surveys, such as the Radford Global Life Sciences Survey, which reports compensation practices of a broad range of life science companies, are also utilized in determining market competitive compensation. The Compensation Committee believes that, given the competitiveness of our industry and our company culture, our base compensation, cash incentives and equity programs are flexible, reward the achievement of clearly defined corporate goals and are generally sufficient to retain our existing executive officers and to hire new executive officers when necessary.

Elements of Executive Compensation

We have designed and implemented compensation policies that have historically allowed us to recruit both in our geographic areas of operation, which are Seattle, Washington and Vancouver, British Columbia, and other areas. We seek to implement and utilize compensation policies that balance fixed and variable pay costs for a long-term, sustainable approach to talent acquisition and retention. Our executive compensation consists of base salary, cash incentives and stock option and RSU grants, each of which is discussed in detail below.

Base Salary

We provide an annual salary based on comparable market data for level of responsibility, expertise, skills, knowledge, experience, our unique organizational requirements and desire to maintain internal equity. When establishing executive compensation for 2013, the Compensation Committee focused on the respective peer group market survey as well as the Radford Global Life Sciences Survey for base salaries and incentive compensation. The executive base salary program targets a range around the 50th percentile of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies. In reviewing base salaries annually, the Compensation Committee also considers the role, overall value and contribution each executive makes to the achievement of our objectives. Executives may be compensated below or above that range based on the compensation factors described above. The Compensation Committee reviews base salaries in the first quarter of each year and may make adjustments from time to time to realign salaries with market levels after taking into account the compensation factors.

Cash Incentives

The STIP provides an annual opportunity for our Named Executive Officers to receive a discretionary cash bonus (stated as a percentage of each officer’s salary) based on performance related to corporate objectives established by the Board of Directors. The STIP, when combined with each executive’s base salary, is designed to provide total target cash compensation within a range around the 50th percentile of our peer group, subject to adjustment for the compensation factors described above. For any given year, these objectives may relate to operational, strategic or financial factors such as developing our product candidates, establishing and maintaining key strategic relationships, raising or maintaining certain levels of capital, improving our results of operations or increasing the price per share of our common stock. The Compensation Committee alone determines achievement level of corporate objectives as it relates to incentive compensation for executive officers. If corporate objectives are not achieved at a 100% level, the Compensation Committee may determine that the corporate objectives were not achieved or, in its sole discretion, may determine that such objectives were partially achieved. The Compensation Committee may award bonuses based on the foregoing determinations or, after considering market conditions, our financial position or other factors, the Compensation Committee may, in its sole discretion, determine not to award any bonuses or to award bonuses at less than maximum eligibility. Cash bonuses paid do not exceed the maximum eligibility amount provided for under the table “Fiscal 2013 Grants of Plan-Based Awards”.

Equity Awards

Our 2010 Performance Incentive Plan provides alternative forms of long-term incentives for our executive officers, including stock options with time-based vesting, which require the market value of our common stock to increase before they are valuable; performance-based RSUs, the right to which depends on successful completion of corporate performance goals; or RSUs with time-based vesting. We do not use a targeted split of cash and equity when setting compensation for our executive officers.

The number of stock options granted is discretionary, but is based on our benchmarking principles described above. The value earned on any grant varies with the stock price over the option term. In large part due to the length of product development cycles, it is critical for our business to align the interests of executive officers and stockholders, and to retain executive officers by means of what we hope will be long-term wealth creation in the value of their stock options and RSUs, which have vesting provisions that encourage continued employment. We elect to use stock options as a portion of our long-term equity incentive vehicle. Stock option grants are made at the commencement of employment, may be made annually and, occasionally, may be made following a significant change in job responsibilities or to meet other special objectives, including strategic goals and retention. Additionally, annual stock option grants typically occur the later of the filing of our annual report on Form 10-K for the most recently completed year, or the first trading day in which we are not in a blackout period, and are targeted around the 50th percentile of our peer group (in terms of market value), subject to adjustment for the compensation factors described above and the availability of equity under our equity-based compensation plans. We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for our stockholders;

•	stock options help to provide a balance to the overall executive compensation program as base salary and our cash incentive compensation program focus on nearer-term achievements, while the grant and vesting of stock options is intended to focus executive efforts towards increasing stockholder value over the longer term;

•	the vesting period of stock options encourages executive retention as long as the options remain in the money; and

•	we believe the use of stock options assists us in making our compensation package attractive to current and potential executive candidates, while conserving cash.

We also award RSUs, including performance-based RSUs pursuant to the terms of our 2010 Performance Incentive Plan. Our decision to use RSUs for annual equity awards is based on a desire to reduce short-term dilution and stock plan share usage. RSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee if the employee remains employed by us on the date the RSUs vest. The compensation value of RSUs does not depend solely on future stock price increases. While unvested, the value of RSUs provides a significant retention incentive and maintains alignment between the interests of stockholders and of management. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, while the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options, and we can offer comparable compensation value with fewer shares and less dilution for our stockholders.

Stock Ownership Guidelines

Although stock option grants encourage equity ownership, we currently do not require our directors or executive officers to own a particular number of shares of our common stock. The Compensation Committee believes that stock and option holdings among our directors and executive officers are sufficient at this time to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers located in Canada participate in the same group insurance and employee benefit plans as our other salaried employees in Canada and our executive officers located in the United States participate in the same group insurance and employee benefit plans as our other salaried employees in the United States. Tax preparation services are paid for executive officers who owe additional tax liabilities incurred by working in non-resident countries. At this time, we do not provide other special benefits or other perquisites to our executive officers.

2013 Officer Compensation

Salary

Scott Cormack became our Chief Executive Officer and President in 2008. Since 2008, the Board of Directors has successively increased his salary based on performance, which has brought his compensation more in line with the 50th percentile of peer public company chief executive officers. His leadership has driven our performance, leading our predecessor from its early start-up phase through development to proof of scientific concept in humans, the merger in 2008 that resulted in a public entity and the licensing of our lead product candidate. With respect to the 2013 fiscal year, based on Mr. Cormack’s instrumental role as our Chief Executive Officer in achieving our 2012 objectives, as well as a comprehensive review, analysis and discussion of the salaries of executives as reported by Radford Executive Compensation Report in 2012, Mr. Cormack’s base salary for 2013 was increased 3% to approximately CDN$535,755, which is approximately equal to 103% of the 50th percentile of the peer company survey, as converted to Canadian dollars, and warranted based on his performance and contribution to the achievement of company objectives.

Dr. Cindy Jacobs is our Executive Vice President and Chief Medical Officer. In determining her base salary for 2013, the Compensation Committee considered Dr. Jacobs’ important role in furthering the development of our clinical assets and extensive experience in obtaining U.S. Food and Drug Administration approval for oncology product candidates, as well as her instrumental role in partnering, alliance management and strategic discussions. Based on a comprehensive review, analysis and discussion of the salaries of executives as reported by Radford in 2012, Dr. Jacobs’ base salary for 2013 was increased 3% and set at $403,142, which is approximately equal to 107% of the 50th percentile of the peer company survey from 2012.

Susan Wyrick became our Principal Accounting Officer effective February 1, 2013 and on January 1, 2014 also became our Vice President, Finance. In determining Ms. Wyrick’s base salary for 2013, the Compensation Committee took into account her finance and accounting background and her contributions she would make to us in her role as Principal Accounting Officer. Based on a comprehensive review, analysis and discussion of the salaries as reported by Radford in 2012, Ms. Wyrick’s base salary for 2013 was set at $200,000, which was approximately equal to 98% of the 50th percentile for financial executives.

Until January 31, 2013 Michelle Burris served as our Chief Financial Officer and until March 31, 2013 served as Executive Vice President Operations. In determining her base salary for 2013, the Compensation Committee considered Ms. Burris’ extensive financial and operations management expertise as a public biotechnology company executive. Based on a comprehensive review, analysis and discussion of the salaries of executives in similar roles reported in the Radford Global Life Sciences Survey report, Ms. Burris’ base salary for 2013 was increased 3% and set at $387,229, which is approximately equal to 104% of the 50th percentile of the survey based on a combination of the survey data for Chief Financial Officer and Chief Operating Officer positions. On March 31, 2013, Ms. Burris began serving as a consultant to our company, and as such she received a monthly retainer of approximately $34,000 and was eligible to receive an incentive payment of up to 40% of the aggregate amounts paid to Ms. Burris during the 2013 fiscal year, which was based on a percentage according to our achievement of corporate objectives.

Executive Officer	2013 Base Salary		2012 Base Salary		Percentage increase from 2012(%)
Scott Cormack, Chief Executive Officer and President	CDN$	535,755	CDN$	520,150	3.0%
Cindy Jacobs, Chief Medical Officer and Executive Vice President		$403,142		$391,400	3.0%
Susan Wyrick Vice President Finance		$200,000		$185,000	8.11%
Michelle Burris, Former Executive Vice President, Operations, Chief Financial Officer and Secretary		$387,229		$375,950	3.0%

Cash Incentives

In accordance with the Compensation Committee’s goal to target compensation around the 50th percentile of our peer group as described further in the section entitled “Benchmarking of Executive Compensation” and based on a comprehensive review, analysis and discussion of the recommendations set forth in the Radford report, the Compensation Committee recommended, and the Board of Directors approved, an increase in each Named Executive Officer’s bonus potential for 2013, as follows:

Executive Officer	Short-Term Incentive Award Eligibility
Scott Cormack, Chief Executive Officer and President	55% of salary
Cindy Jacobs, Chief Medical Officer and Executive Vice President	40% of salary
Susan Wyrick, Vice President, Finance	25% of salary
Michelle Burris, Former Executive Vice President, Operations, Chief Financial Officer and Secretary	40% of salary

As a result, each Named Executive Officer’s bonus potential for 2013 was approximately equal to the 50th percentile of our peer group.

In the fourth quarter of 2012, the Board of Directors adopted the following 2013 corporate objectives under the STIP:

Corporate Objectives	Weighting
Ensure that the Company has sufficient working capital at the end of 2013 to complete its publicly announced clinical development activities and strive to achieve our corporate objectives ahead of schedule or achieve additional advancements within budgetary constraints	5%
Advance our partnered program (OGX-011) through clinical development and increase awareness of the product candidate through data presentation and publication	47.5%
Advance our proprietary product candidates and increase awareness through data presentation and publication	47.5%

The Board of Directors selected these particular corporate objectives based on its judgment that they represented areas over which the Named Executive Officers have significant operational control and on which the Board of Directors believed they should focus to move our strategic plan forward and enhance stockholder value during 2013.

Performance Against 2013 Corporate Objectives

The Compensation Committee determined that the corporate objectives for 2013 were achieved at the 75th percentile. This represented the Committee’s assessment that the first and third objectives were fully met but that the second was only partially met given that survival results for SYNERGY were not announced by the end of 2013. Accordingly, all persons eligible for a bonus under the STIP for 2013 were paid 75% of their 2013 bonus eligibility attributable to corporate objectives. For Mr. Cormack, Dr. Jacobs, and Ms. Burris, 100% of their STIP eligibility was attributable to the achievement of the corporate objectives and for Ms. Wyrick, 80% of her STIP eligibility was attributable to the achievement of corporate objectives and 20% was attributable to the achievement of individual objectives, therefore, the final amount awarded to each is as set forth below:

Executive Officer	Dollar Value of Incentive Award		Incentive Award as a Percentage of Target (%)
Scott Cormack, Chief Executive Officer and President	CDN$	221,062	75
Cindy Jacobs, Chief Medical Officer and Executive Vice President		$120,942	75
Susan Wyrick Vice President, Finance		$40,000	80
Michelle Burris, Former Executive Vice President, Operations, Chief Financial Officer and Secretary		$123,089	75

Long-Term Incentive Awards

Stock option grants are discretionary based on the Compensation Committee’s analysis of employee achievement of company-wide and individual objectives and our benchmarking principles. The Compensation Committee determined to award each Named Executive Officer non-qualified stock options to acquire shares of our common stock and RSUs pursuant to the terms and conditions of the 2010 Performance Incentive Plan. In each case, the Compensation Committee considered and evaluated the Radford report, the compensation factors described above and the amount of equity available for grant under our 2010 Performance Incentive Plan.

The number of stock options granted was calculated using an option grant dollar value (based on a Black-Scholes model). The combination of stock options and time-based RSUs were benchmarked to the 50th percentile based upon the comprehensive review conducted by Radford in 2012. Each option was granted with a 10-year term and an exercise price equal to the closing price of our common stock on NASDAQ on the date of grant. Consistent with the recommendations in the Radford report, vesting occurs monthly over four years.

The number of time-based RSUs and performance-based RSUs granted were calculated using a 30-day average stock price. Based on a comprehensive review, analysis and discussion of the equity awards reported in the Radford 2012 Report, the aggregate value of the time-based RSUs and performance-based RSUs granted to each Named Executive Officer, was benchmarked at the 75th percentile, with such percentile reached only upon successful achievement of specific milestones that were selected to provide shareholder value. Fifty percent of the total award consisted of time-based RSUs and 25% of the total award consisted of performance-based RSUs. The Compensation Committee determined the relative mix of time-based and performance-based RSUs was appropriate because such mix is consistent with our primary intent to retain our executive officers, while at the same time aligning long-term interests and encouraging long-term stockholder value. The time-based RSUs will vest annually over four years beginning on January 1, 2013. The performance-based RSUs will vest with respect to 100% of the award upon the achievement of both the successful enrollment of our Affinity trial and positive top-line data from our Borealis-1 trial.

Advisory Vote on Executive Compensation

In 2011, we held an advisory say-on-pay vote to approve the compensation of our executive officers, with approximately 98% of the votes cast in favor of our executive compensation program. In light of the support by our stockholders of our 2011 executive compensation program, the Compensation Committee has not made significant changes to our 2013 executive compensation program.

In addition, at our 2011 annual meeting of stockholders, a majority of our stockholders voted in favor of an advisory vote on executive compensation every three years, and, accordingly, our Board of Directors determined that we will hold an advisory vote on executive compensation at our annual meeting of stockholders every three years. We will hold an advisory say-on-pay vote to approve the compensation of our named executive officers at our 2014 Annual Meeting of Stockholders. See “Proposal Four: Advisory Vote on Named Executive Officer Compensation” in this Proxy Statement.

Other Policies and Considerations

Internal Pay Equity

The Compensation Committee reviewed the 2012 Radford report compensation and concluded that total compensation for a company’s chief executive officer is generally higher than the total compensation for either its chief financial officer or chief medical officer, and that the total compensation of the chief medical officer is generally higher than the total compensation of the chief financial officer. The relative total compensation for our executive officers for 2013 followed the same pattern observed in the Radford report, with our Chief Executive Officer receiving the highest total compensation, followed by our Chief Medical Officer and then our Vice President of Finance. We currently do not have a Chief Financial Officer. Our ordinal pay ranking is consistent with comparable companies, and as each component of compensation for each executive officer is determined in relation to the 50th percentile of officers holding positions having similar responsibilities at comparable companies, the Compensation Committee believes that relative compensation among our executive officers is appropriate and consistent with maintaining internal pay equity.

Relationship Between Compensation Elements

Each element of executive officer compensation was determined with reference to the 50th percentile of the same element paid to executive officers holding the similar position at comparable companies. Therefore, no objective formula was utilized when determining the relative proportion of salary, cash incentive or equity awards relative to each other or to total compensation.

Employment Agreements and Termination Benefits

The employment agreement for each executive officer contains provisions related to termination and change of control. When establishing the termination and change of control provisions of the employment agreements, the Compensation Committee and the Board of Directors considered the Radford report, which provided recommendations to the Compensation Committee regarding the termination and change of control provisions for each executive officer based on publicly available information regarding the practices of our peer group, policy statements made by significant investor groups and an analysis of current market trends. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on our business. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction. The specific terms of the termination and change of control arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of the end of 2013, are described in detail in the section below entitled “Executive Compensation – Potential Payments Upon Termination/Change of Control.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2013 served as one of our officers, former officers or employees nor received directly or indirectly compensation from the Company, other than in the capacity as a member of our Board and Compensation Committee. There was no direct or indirect control by the members of the Compensation Committee of the Company. No member of the Compensation Committee, directly or indirectly, is the beneficial owner of more than 10% of the Company’s equity, nor are they an executive officer, employee, director, general partner or a managing member of one or more entities that are together the beneficial owners of more than 10% of the Company’s equity. The Compensation Committee members are not aware of any business or personal relationship between (i) a member of the Compensation Committee and any person who has provided or is providing advice to the Compensation Committee; and (ii) an executive officer of the company and any firm or other person who is employed or is employing such person to provide advice to the Compensation Committee. During fiscal year 2013, none of our executive officers served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of our Board of Directors or Compensation Committee, and none of our executive officers served as a member of the board of directors of any other entity, one of whose executive officers served as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the our 2013 Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Neil Clendeninn, Chairperson
Jack Goldstein
Martin Mattingly

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent specifically incorporated by reference in such filing.

EXECUTIVE COMPENSATION

During the 2013 fiscal year, our Named Executive Officers and their respective positions were as follows: Scott Cormack, Chief Executive Officer, President, Treasurer and Secretary; Cindy Jacobs, Ph.D., M.D., Executive Vice President and Chief Medical Officer; Susan Wyrick, Senior Director, Finance; and Michelle Burris, former Executive Vice President Operations, Chief Financial Officer, Principal Accounting Officer, Treasurer and Secretary.

Mr. Cormack, Dr. Jacobs, Ms. Wyrick and Ms. Burris are referred to as our Named Executive Officers for purposes of this Proxy Statement.

The following table provides information regarding our current executive officers as of April 24, 2014.

Name and Municipality of Residence	Age	Position With the Company
Scott Cormack, Vancouver, Canada	48	President, Chief Executive Officer, Treasurer, Secretary and Director

Cindy Jacobs, Fall City, WA	56	Executive Vice President and Chief Medical Officer

Susan Wyrick, Seattle, WA	41	Vice President, Finance

Following are the biographies of the foregoing persons, except the biography of Mr. Cormack, which is located above under the heading “Board of Directors – General.”

Cindy Jacobs, Ph.D., M.D., 56, has served as our Executive Vice President and Chief Medical Officer since August 2008, and had been Executive Vice President and Chief Medical Officer of OncoGenex Technologies Inc. from September 2005 to August 2008. From 1999 to July 2005, Dr. Jacobs served as Chief Medical Officer and Senior Vice President, Clinical Development of Corixa Corporation. Prior to 1999, Dr. Jacobs held Vice President, Clinical Research positions at two other biopharmaceutical companies. Dr. Jacobs received her Ph.D. degree in Veterinary Pathology/Microbiology from Washington State University and an M.D. degree from the University of Washington Medical School.

Susan Wyrick, 41, has served as our Vice President, Finance since January 2014. Ms. Wyrick has been with our company since June 2012 and previously served as Senior Director, Finance. Ms. Wyrick joined us from Emergent BioSolutions, a biopharmaceutical company, where she was the Director, Site Controller from November 2010 to June 2012, where her duties included managing the accounting and finance department and preparing operating plans and forecasts. From March 2006 to October 2010, Ms. Wyrick served as the Controller at Trubion Pharmaceuticals, Inc., a biopharmaceutical company, which was acquired by Emergent BioSolutions Inc. in October 2010. As Controller, Ms. Wyrick’s responsibilities included managing the accounting department and SEC compliance. Prior to March 2006, Ms. Wyrick served in senior financial positions at publicly-held biotechnology companies. Ms. Wyrick received a B.A. degree in Accounting from the University of Washington and has passed the CPA exam.

Summary Compensation Table

The following table sets forth information regarding the compensation of our Named Executive Officers for each of the fiscal years ended December 31, 2013, 2012 and 2011. The components of the compensation reported in the Summary Compensation Table are described below. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Scott Cormack, President and Chief Executive Officer(1)(4)	2013	503,719			552,986	324,065	207,843	—		1,588,613
	2012	520,358			487,500	374,148	257,577	—		1,639,584
	2011	499,480				—	183,859	—		683,339

Cindy Jacobs, Executive Vice President and Chief Medical Officer(1)	2013	403,142			338,783	172,835	120,942	—		1,035,702
	2012	391,400			268,125	149,659	140,904	—		950,088
	2011	380,000				—	99,750	—		479,750

Susan Wyrick, Principal Accounting Officer and Vice President, Finance(1)(6)	2013	200,000		5,000	109,248	77,656	40,000	—		431,904
	2012	107,917		—	62,895	56,092	43,013	—		269,917
	2011	—		—		—		—		—

Michelle Burris, Former Executive Vice President Operations and Chief Financial Officer(3)	2013	94,927	(3)		338,783	160,348	123,089	315,579	(5)	1,032,726
	2012	375,949			268,125	149,659	135,342	—		929,076
	2011	365,000				417,550	95,813			878,363

(1)	Includes amounts earned but deferred at the election of our Named Executive Officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Code. During 2009, Mr. Cormack and Dr. Jacobs and during 2013 Ms. Wyrick entered into employment agreements with us, which provided for base salaries of not less than CDN$345,000, $360,000, and $200,000 respectively. Additionally, the agreements provide that such officers are eligible to receive a discretionary annual incentive bonus and the opportunity to participate in our equity compensation plans. The termination benefits under each of these agreements are described below under the heading “Potential Payments Upon Termination/Change of Control.”
(2)	The dollar amounts in this column reflect the aggregate grant date fair value of equity awards granted during the fiscal year in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation. For performance-based RSUs, the dollar amounts also reflect the value at the grant date based upon the probable outcome of such conditions. These amounts do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when received. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see note 11 to our audited consolidated financial statements, which are included in our 2013 Annual Report on Form 10-K. During 2013, 2,188, 1,532, 1,532, and 226 performance RSUs were forfeited by Mr. Cormack, Dr. Jacobs, Ms. Burris and Ms. Wyrick, respectively, as the earlier target date was not met for the completion of enrollment of our Borealis-1 trial.
(3)	Ms. Burris resigned as our Chief Financial Officer, Secretary and Treasurer as of February 1, 2013 and resigned as our Executive Vice President, Operations as of March 31, 2013. Since March 31, 2013, she has served as a consultant for our company. As a consultant, Ms. Burris receives a monthly retainer of approximately $34,000.
(4)	Amounts payable to Mr. Cormack are denominated in Canadian dollars and have been translated into U.S. dollars based on the December 31, 2013 average annual exchange rate of US$1.00 = CDN$1.0636, respectively.
(5)	Consists of $307,761 paid to Ms. Burris for her consulting services and $7,818 paid to Ms. Burris for unpaid vacation in connection with her resignation from employment with our company as of March 31, 2013.
(6)	Ms. Wyrick joined OncoGenex on June 4, 2012, and her salary for fiscal year 2012 reflects a partial year of employment.

Fiscal 2013 Grants of Plan-Based Awards

The following table provides information related to grants of plan-based awards to our Named Executive Officers during the 2013 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Target(1) ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: # of Securities Underlying RSUs(3)	All Other Option Awards: # of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)($)
Scott Cormack	3/12/2013						37,500	11.95	324,065
	3/12/2013					18,750			224,062
		CD221,062	CD294,665
	3/12/2013	—	—	30,000	30,000				328,924

Cindy Jacobs	3/12/2013						20,000	11.95	172,835
	3/12/2013					10,000			119,500
		120,942	161,256
	3/12/2013			20,000	20,000				219,283

Susan Wyrick	3/12/2013						4,125	11.95	35,647
	11/22/2013						7,500	7.94	42,008
	3/12/2013					2,063			24,652
	11/22/2013					3,750			29,775
		40,000	50,000
				5,000	5,000				54,821

Michelle Burris	3/12/2013						20,000	11.95	160,348
	3/12/2013					10,000			119,500
		123,089	154,891
	3/12/2013			20,000	20,000				219,283

(1)	The amounts shown in this column represent the amounts earned pursuant to the non-equity incentive plan awards granted to our Named Executive Officers during the 2013 fiscal year based on the achievement of our 2013 corporate objectives. For a description of the performance-based vesting criteria associated with these awards, see “Compensation Discussion and Analysis.” There is no threshold value for these awards.
(2)	The amounts shown in this column represent performance-based RSUs granted under our 2010 Performance Incentive Plan. For a description of the performance-based vesting criteria associated with these awards, see “Compensation Discussion and Analysis.” There is no threshold value for these awards.
(3)	The amounts shown in this column represent RSUs granted under our 2010 Performance Incentive Plan, which vest annually over four years.
(4)	The amounts shown in this column represent stock options granted under our 2010 Performance Incentive Plan, which vest monthly over four years.
(5)	Amounts represent the grant date fair value of stock option and RSU awards measured in accordance with the guidance in FASB ASC Topic 718. For performance-based RSUs, represents the value at the grant date based upon the probable outcome of such conditions. These amounts do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when received. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see note 11 to our audited consolidated financial statements, which are included in our 2013 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by the Named Executive Officers as of December 31, 2013.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)		Number of Shares or Units or Other Rights that Have Not Vested(#)		Market Value of Shares or Units or Other Rights that Have Not Vested ($)
Scott Cormack, President and Chief Executive Officer	100,000	—	3.00	12/31/15	(1)
	25,000	—	22.28	12/31/19	(2)
	30,000	10,000	15.97	12/14/20	(3)
	17,969	19,531	13.00	05/08/22	(4)
	8,594	28,906	11.95	03/12/23	(5)
						16,250	(6)	211,250
						30,000	(7)	358,500	(8)
										14,062	(9)	182,806
										18,750	(10)	224,062

Cindy Jacobs, Executive Vice President and Chief Medical Officer	70,000	—	3.00	12/31/15	(1)
	12,000	—	22.28	12/31/19	(2)
	15,000	5,000	15.97	12/14/20	(3)
	7,187	7,813	13.00	05/08/22	(4)
	4,583	15,417	11.95	03/12/23	(5)
						11,375	(6)	147,875
						20,000	(7)	239,000	(8)
										5,625	(9)	73,125
										10,000	(10)	119,500

Susan Wyrick, Principal Accounting Officer and Vice President, Finance	2,062	3,438	13.44	06/29/22	(11)
	945	3,180	11.95	03/12/23	(5)
	156	7,344	7.94	11/22/23	(12)
						1,672	(6)	22,471
						5,000	(7)	59,750	(8)
										2,062	(13)	27,713
										2,063	(10)	24,652
										3,750	(14)	29,775

Michelle Burris, Former Executive Vice President Operations and Chief Financial Officer	5,359	—	2.69	10/28/15	(15)
	11,641	—	2.69	10/28/15	(16)
	8,260	—	7.25	5/12/16	(17)
	3,500	—	14.20	6/8/20	(18)
	25,521	9,479	16.83	1/3/21	(19)
	7,187	7,813	13.00	05/08/22	(4)
	4,583	15,417	11.95	03/12/23	(5)
						11,375	(6)	147,875
						20,000	(7)	239,000	(8)
										5,625	(9)	73,125
										10,000	(10)	119,500

(1)	These stock options were granted under the 2000 Stock Incentive Plan and were fully vested on December 31, 2012.
(2)	These stock options were granted under the 2007 Performance Incentive Plan and were fully vested on December 31, 2013.
(3)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 14, 2011.
(4)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2012.
(5)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2013.
(6)	These performance-based RSUs were granted under the 2010 Performance Incentive Plan and vest upon achievement of the successful release of data from our Synergy trial within a specified timeframe. For more information regarding these awards, see “Compensation Discussion and Analysis.”

(7)	These performance-based RSUs were granted under the 2010 Performance Incentive Plan and vest with respect to 100% of the award upon the achievement of both the successful enrollment of our Affinity trial and the positive top-line data from our Borealis-1 trial. For more information regarding these awards, see “Compensation Discussion and Analysis.”
(8)	Represents market value if both performance criteria are met and target amount of award is received.
(9)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning January 1, 2012.
(10)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning January 1, 2013.
(11)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning July 29, 2012.
(12)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning December 22, 2013.
(13)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning July 29, 2012.
(14)	These RSUs were granted under the 2010 Performance Incentive Plan and vest annually over four years beginning December 22, 2013.
(15)	These stock options were granted under the 1999 Stock Incentive Plan and were fully vested on October 28, 2009.
(16)	These stock options were granted under the 2000 Stock Incentive Plan and were fully vested on October 28, 2009.
(17)	These stock options were granted under the 2007 Performance Incentive Plan and were fully vested on May 12, 2010.
(18)	These stock options were granted under the 2010 Performance Incentive Plan and were fully vested on June 8, 2011.
(19)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning February 3, 2011.

Option Exercises and Stock Vested

The following table provides information related to the vesting of RSUs held by the Named Executive Officers during the 2013 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Scott Cormack, President and Chief Executive Officer	2,554	(1)	30,903
	3,450	(2)	32,154

Cindy Jacobs, Executive Vice President and Chief Medical Officer	1,341	(1)	16,226
	3,229	(2)	30,094

Susan Wyrick Principal Accounting Officer and Vice President, Finance	497	(1)	4,632
	481	(2)	4,482

Michelle Burris, Former Executive Vice President Operations and Chief Financial Officer	1,341	(1)	16,226
	4,593	(2)	42,807

(1)	These RSUs were granted under the 2010 Performance Incentive Plan and vested on March 12, 2013.
(2)	These performance-based RSUs were granted under the 2010 Performance Incentive Plan and vested upon the completion of enrollment of our Borealis-1 trial.

Pension Benefits/Nonqualified Deferred Compensation

We do not have any plan that provides for payments or other benefits at, following, or in connection with retirement. We also do not have a plan that provides for the deferral of compensation for any employee.

Potential Payments Upon Termination/Change of Control

Change of Control Under Our Equity Compensation Plans

The following discussion sets forth the change of control provisions provided for in our various equity compensation plans.

1999 Nonqualified Stock Incentive Plan and 2000 Stock Incentive Plan

Under our 1999 Nonqualified Stock Incentive Plan, or the 1999 Plan, the vesting period for all outstanding awards will automatically accelerate in connection with a change of control. Under our 2000 Stock Incentive Plan, or the 2000 Plan, the vesting period for all outstanding awards will automatically accelerate in connection with a change of control unless the administrator of the 2000 Plan causes such awards to be assumed or new rights substituted for such rights. In addition, under both plans, the administrator of such plans may take one of the following actions in connection with a change of control, as applicable:

•	provide for the purchase of each outstanding award, or, in the case of the 1999 Plan only, the exchange of each such award;

•	adjust the terms of such awards in a manner to be determined by the administrator to reflect the change of control;

•	cause such awards to be assumed, or new rights substituted for such awards, by another entity; or

•	make such changes to the applicable plan as the administrator considers equitable.

If the administrator does not take any of the foregoing actions, all awards will terminate upon the consummation of the change of control.

As used in the 1999 Plan and the 2000 Plan, the term “change of control” means the occurrence of any of the following events, as applicable:

•	acquisitions of our securities representing 50% or more of our outstanding securities;

•	a merger or consolidation in which we are not the surviving entity, except for a transaction, the principal purpose of which is to change the state of our incorporation;

•	under the 1999 Plan, sales, transfers or other dispositions of 50% or more of the value of our assets, or, under the 2000 Plan, sales transfers or other disposition of all or substantially all of our assets;

•	any reverse merger in which we are a surviving entity but in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger;

•	our dissolution;

•	under the 1999 Plan, a liquidation of more than 50% of our value, or, under of the 2000 Plan, our complete liquidation; or

•	under the 1999 Plan only, at least a majority of our directors constitute persons who were not, at the time of their first election to the Board of Directors, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election.

2007 Performance Incentive Plan

Under the 2007 Performance Incentive Plan, or the 2007 Plan, the administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change of control that relate to (1) the vesting of an award and (2) the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity, or parent of the successor entity, pursuant to the terms of the change of control transaction.

As used in the 2007 Plan, the term “change of control” means the occurrence of any of the following:

•	acquisitions of our securities possessing more than 50% of the total combined voting power of all of our outstanding securities;

•	a merger or consolidation with any other entity, whether or not we are the surviving entity in such transaction, except for a transaction in which the holders of our outstanding voting securities immediately prior to such merger or consolidation hold, as a result of holding our securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all of our outstanding voting securities or the voting securities of the surviving entity, or the parent of the surviving entity, immediately after such merger or consolidation;

•	the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets; or

•	the approval by our stockholders of a plan or proposal for our liquidation or dissolution.

2010 Performance Incentive Plan

Under the 2010 Plan, the administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change of control that relate to the vesting of an award and the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity (or parent of the successor entity) pursuant to the terms of the change of control transaction. As used in the 2010 Plan, the term “change of control” means the occurrence of any of the following:

•	acquisitions of our securities possessing more than 50% of the total combined voting power of all of our outstanding securities;

•	a merger or consolidation with any other entity, whether or not we are the surviving entity in such transaction, except for a transaction in which the holders of our outstanding voting securities immediately prior to such merger or consolidation hold, as a result of holding our securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all of our outstanding voting securities or the voting securities of the surviving entity, or the parent of the surviving entity, immediately after such merger or consolidation;

•	the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets; or

•	the approval by the stockholders of a plan or proposal for our liquidation or dissolution.

Termination and Change of Control Provisions Under Employment Agreements

As of December 31, 2013, we have employment agreements in place with each of our Named Executive Officers that provide for compensation upon the termination of their employment under certain circumstances, as described below.

Cormack Agreement

The agreement between us, OncoGenex Technologies Inc. and Mr. Cormack, which is referred to as the Cormack Agreement, provides Mr. Cormack with termination benefits in the event Mr. Cormack is terminated without cause or for disability, or if Mr. Cormack resigns for good reason, or Good Reason, which means due to (i) the relocation of the officer’s primary work location by more than 40 miles from the current office location; (ii) a material reduction of the officer’s base salary or employee benefits; (iii) any material reduction or diminution of the officer’s duties, authority or responsibilities; (iv) a fundamental breach by us of the Cormack Agreement; or (v) the failure of any successor to assume expressly in writing our obligations under the Cormack Agreement, in each case, provided that Mr. Cormack has provided us with two months’ advance written notice and an opportunity to cure such breach during such two-month period. Any termination that occurs without cause, due to disability or for Good Reason is referred to as an Involuntary Termination.

The Cormack Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Mr. Cormack a lump sum equal to 18 months of his then-current base salary. In addition, Mr. Cormack will receive continued entitlement under group medical, dental and insurance plans, excluding short- and long-term disability plans and pension plans, to which Mr. Cormack and his family are entitled at Mr. Cormack’s termination date, to the extent such benefit plans permit for 18 months or until Mr. Cormack becomes employed elsewhere where comparable benefits are provided, whichever date comes first (this period is referred to as the Cormack Benefit Plan Severance Period). To the extent continuance of a benefit plan, excluding short- and long-term disability plans and pension plans, is not permitted, OncoGenex Technologies Inc. will be obligated to pay Mr. Cormack an amount equal to the sum Mr. Cormack would be required to pay to receive comparable benefits for the Cormack Benefit Plan Severance Period. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Mr. Cormack’s outstanding compensatory equity awards, which includes any outstanding stock options granted to Mr. Cormack under our equity compensation plans, that would have time-vested if Mr. Cormack had continued his employment for 18 months following his Involuntary Termination.

The Cormack Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon a Change in Control Termination, we will be obligated to pay Mr. Cormack 24 months of his then-current base salary, plus a sum equal to 12 months of his average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Mr. Cormack’s termination date and based on Mr. Cormack’s bonuses paid in such 24-month period. In addition, Mr. Cormack will receive continued entitlement under our benefit plans as described above, or an amount equal to the sum Mr. Cormack would be required to pay to receive comparable benefits if such continued entitlement is not permitted as described above, except that the Cormack Benefit Plan Severance Period will be 24 months instead of 18 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Mr. Cormack’s compensatory equity awards effective as of his termination date.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Mr. Cormack’s execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Jacobs Agreement

Our agreement with Cindy Jacobs, referred to as the Jacobs Agreement, provides Dr. Jacobs with termination benefits in the event of an Involuntary Termination, provided that, in the case of termination for good reason, Dr. Jacobs has provided us with 30 days’ advance written notice and an opportunity to cure such breach during such 30-day period.

The Jacobs Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Dr. Jacobs a lump sum payment equal to 12 months of her then-current base salary. In addition, if Dr. Jacobs elects to continue her and her dependents’ health insurance coverage under COBRA, we must pay up to 12 months of Dr. Jacobs’ monthly premium under COBRA, provided that our obligation to pay the monthly premium will cease when Dr. Jacobs becomes eligible to receive substantially equivalent health coverage in connection with new employment. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Dr. Jacobs’ outstanding compensatory equity awards, which includes outstanding stock options granted to Dr. Jacobs under our equity compensation plans, that would have time-vested if Dr. Jacobs had continued in employment for 12 months following her Involuntary Termination.

The Jacobs Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control, or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon such a Change in Control Termination, we will be obligated to pay Dr. Jacobs 15 months of her then-current base salary, plus a sum equal to 12 months of her average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Dr. Jacobs’ separation from services and based on Dr. Jacobs’ bonuses paid in such 24-month period. In addition, our payment of monthly COBRA premiums as described above will be for up to 15 months instead of up to 12 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Dr. Jacobs’ compensatory equity effective as of her separation from service.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Dr. Jacobs’ execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Wyrick Agreement

Our agreement with Susan Wyrick, referred to as the Wyrick Agreement, provides Ms. Wyrick with termination benefits in the event of an Involuntary Termination, provided that, in the case of termination for good reason, Ms. Wyrick has provided us with 30 days’ advance written notice and an opportunity to cure such breach during such 30-day period. We may terminate the Agreement with or without cause by giving Ms. Wyrick 30 days’ advance written notice, or a cash payment equivalent to 30 calendar days of her then-current base salary in lieu of providing such notice.

The Wyrick Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Ms. Wyrick a lump sum payment equal to six months of her then-current base salary. In addition, if Ms. Wyrick elects to continue her and her dependents’ health insurance coverage under COBRA, we must pay in a lump sum payment the number of months of Ms. Wyrick’s monthly premium under COBRA, that is equal to the six months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Ms. Wyrick’s outstanding compensatory equity awards, which includes outstanding stock options granted to Ms. Wyrick under our equity compensation plans, that would have time-vested if Ms. Wyrick had continued in employment for six months following her Involuntary Termination.

The Wyrick Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control, or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon such a Change in Control Termination, we will be obligated to pay Ms. Wyrick nine months of her then-current base salary, plus a sum equal to nine months of her average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Ms. Wyrick’s separation from services and based on Ms. Wyrick’s bonuses paid in such 24-month period. In addition, our payment of monthly COBRA premiums as described above will be for up to nine months instead of up to six months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Ms. Wyrick’s compensatory equity effective as of her separation from service.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Ms. Wyrick’s execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Burris Agreement

Effective March 31, 2013 Michelle Burris resigned as the Company’s Executive Vice President of Operations and on April 1, 2013 became a consultant of the Company. The term of the consultancy may be extended by mutual agreement of the parties. Pursuant to our previous employment agreement with Ms. Burris, referred to as the Burris Agreement, which was effective as of December 31, 2012, if an Involuntary Termination occurred, we would be obligated to pay Ms. Burris a lump sum payment equal to 12 months of her then-current base salary. In addition, if Ms. Burris elected to continue her and her dependents’ health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we would pay up to 12 months of Ms. Burris’ monthly premium under COBRA, provided that our obligation to pay the monthly premium would cease when Ms. Burris became eligible to receive substantially equivalent health coverage in connection with new employment. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there was an Involuntary Termination, then the time-based vesting restrictions, if any, would immediately lapse on an additional number of shares under all of Ms. Burris’ outstanding compensatory equity awards, which included outstanding stock options granted to Ms. Burris under our equity compensation plans, that would have time-vested if Ms. Burris had continued in employment for 12 months following her Involuntary Termination.

The Burris Agreement provided for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination was required by the merger agreement, purchase agreement or other instrument relating to such change in control, or such Involuntary Termination was made at the express request of the other party or parties to the transaction constituting such change in control, each of which events was referred to as a Change in Control Termination. Upon such a Change in Control Termination, we would be obligated to pay Ms. Burris 15 months of her then-current base salary, plus a sum equal to 12 months of her average monthly bonus earnings, where such average would be calculated over the 24-month period immediately preceding Ms. Burris separation from services and based on Ms. Burris bonuses paid in such 24-month period. In addition, our payment of monthly COBRA premiums as described above would be for up to 15 months instead of up to 12 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, would immediately lapse on all of Ms. Burris compensatory equity effective as of her separation from service.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination were subject to Ms. Burris execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

As a consultant to the Company effective as of April 1, 2013, Ms. Burris receives a monthly retainer of approximately $34,000 and reimbursement of health insurance coverage. Ms. Burris will also be eligible to receive an incentive payment of up to 40% of the aggregate amounts paid to Ms. Burris from the Company during the 2014 fiscal year. Following the end of the consultancy, the Company will pay Ms. Burris a lump sum payment of approximately $410,000 which is consistent with the terms of the Burris Agreement. In addition, notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, following the end of the consultancy, the time-based vesting restrictions, if any, would immediately lapse on an additional number of shares under all of Ms. Burris’ outstanding compensatory equity awards, which included outstanding stock options granted to Ms. Burris under our equity compensation plans, that would have time-vested if Ms. Burris had continued in service for 12 months following her consultancy, which is consistent with the terms of the Burris Agreement. If the consultancy ends within three months before or within 12 months after a change of control of the Company, the Company will pay a lump sum payment of approximately $511,000, plus a bonus, and notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, all vesting restrictions, if any, would immediately lapse on all of Ms. Burris compensatory equity effective as of her separation from service, which is consistent with the change in control provisions in the Burris Agreement. All termination benefits in the event of the end of the consultancy are subject to Ms. Burris execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

Potential Cost of Termination Payments

In the table below, we have estimated the potential cost to us of the compensation to which each Named Executive Officer, would have been entitled if he or she experienced an Involuntary Termination or a Change in Control Termination effective as of December 31, 2013.

Named Executive Officer	Involuntary Termination				Involuntary Termination in Connection with a Change in Control
	Cash Payments ($) (1)	Benefits ($)	Equity Compensation ($) (2)	Total ($)	Cash Payments ($)	Benefits ($)	Equity Compensation ($)	Total ($)

Scott Cormack	755,575	12,106	406,329(3)	1,174,010	1,160,083	16,142	558,056(4)	1,734,281
Cindy Jacobs	403,142	16,784	129,945(5)	549,871	624,255	20,981	267,878(6)	913,114
Susan Wyrick	100,000	15,742	16,492(7)	132,234	182,260	23,613	103,679(8)	309,552
Michelle Burris(9)	410,348	32,038	174,689(10)	617,075	628,513	40,048	314,658(11)	983,219

(1)	Amounts payable to Mr. Cormack are denominated in Canadian dollars and have been translated into U.S. dollars based on the December 31, 2013 annual average exchange rate of US$1.00 = CDN$1.0636.
(2)	The employment agreements for each of Mr. Cormack, Dr. Jacobs, Ms. Wyrick and Ms. Burris state that the time-based vesting restrictions associated with unvested options immediately lapse on any shares of common stock that would have time-vested if they had had continued in employment throughout their respective severance period as defined in their employment agreements. The amounts above represent the stock option expense that would be incurred by us in accordance with the guidance of FASB ASC Topic 718 in relation to options vested immediately upon termination in accordance with the terms of the individual’s employment agreement.
(3)	Represents stock option expense associated with the accelerated vesting of 10,000 options with an exercise price of $15.97 per share, 14,648 options with an exercise price of $13.00 per share and 14,062 options with an exercise price of $11.95.
(4)	Represents stock option expense associated with the accelerated vesting of 10,000 options with an exercise price of $15.97 per share, 19,531 options with an exercise price of $13.00 per share and 28,906 options with an exercise price of $11.95.
(5)	Represents stock option expense associated with the accelerated vesting of 5,000 options with an exercise price of $15.97 per share, 3,907 options with an exercise price of $13.00 per share and 5,000 options with an exercise price of $11.95.
(6)	Represents stock option expense associated with the accelerated vesting of 5,000 options with an exercise price of $15.97 per share, 7,813 options with an exercise price of $13.00 per share and 15,417 options with an exercise price of $11.95.
(7)	Represents stock option expense associated with the accelerated vesting of 688 options at an exercise price of $13.44 per share, 516 options with an exercise price of $11.95 per share, and 938 options with an exercise price of $7.94 per share.
(8)	Represents stock option expense associated with the accelerated vesting of 3,438 options at an exercise price of $13.44 per share, 3,180 options with an exercise price of $11.95 per share, and 7,344 options with an exercise price of $7.94 per share.
(9)	Represents amounts Ms. Burris would have received under her consulting agreement as of December 31, 2013.
(10)	Represents stock option expense associated with the accelerated vesting of 8,750 options at an exercise price of $16.83 per share, 3,907 options with an exercise price of $13.00 per share and 5,000 options with an exercise price of $11.95.
(11)	Represents stock option expense associated with the accelerated vesting of 9,479 options at an exercise price of $16.83 per share, 7,813 options with an exercise price of $13.00 per share and 15,417 options with an exercise price of $11.95.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by the following persons as of April 8, 2014, except as otherwise noted in the footnotes to the table:

•	each person, entity or group who we know to beneficially own five percent or more of our voting securities;

•	each of our directors and director nominees;

•	each of our Named Executive Officers identified in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o OncoGenex Pharmaceuticals, Inc., 1522 – 217th Place S.E., Suite 100, Bothell, Washington 98021. The percentages in the table below are based on 14,753,195 shares of our common stock outstanding as of April 8, 2014. Except as indicated in the footnotes to the table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in the table is based on our records and information filed with the SEC, unless otherwise noted.

Name of Beneficial Owner	Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(%)(1)

BlackRock, Inc.(2)	40 East 52nd Street New York, NY 10022	1,541,612	10.4

Tang Capital Partners, LP(3)	4747 Executive Drive, Suite 510, San Diego, CA 92121	747,614	5.1

Great Point Partners, LLC(4)	165 Mason Street, 3rd Floor Greenwich, CT 06830	217,301	1.5

RA Capital Management, LLC(5)	20 Park Plaza, Suite 1200 Boston, MA 02116	205,000	1.4

Named Executive Officers and Directors:

Scott Cormack(6)		322,721	2.2
Cindy Jacobs(7)		146,734	1.0
Michelle Burris(8)		83,107	*
Susan Wyrick(9)		7,385	*
Neil Clendeninn(10)		56,370	*
Stewart Parker(11)		25,461	*
Jack Goldstein(12)		25,461	*
Martin Mattingly(13)		23,500	*
David Smith(14)		22,500	*
All current officers and directors as a group (9 persons)(15)		713,239
* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days of March 28, 2013, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	The Schedule 13G filed on February 7, 2014 by BlackRock, Inc. reported that it beneficially owned 1,541,612 shares of our common stock, with sole power to vote or direct the vote.
(3)	The Schedule 13G filed on January 16, 2014 by Tang Capital Partners, LP (“Tang Capital Partners”), Tang Capital Management, LLC (“Tang Capital Management”) and Kevin C. Tang reported that Tang Capital Partners beneficially owned 747,614 shares of our common stock and shared voting and dispositive power over such shares with Tang Capital Management and Mr. Tang. Tang Capital Management, as the general partner of Tang Capital Partners, may be deemed to beneficially own the shares of our common stock owned by Tang Capital Partners. Mr. Tang, as the manager of Tang Capital Management, may be deemed to beneficially own the shares of our common stock beneficially owned by Tang Capital Partners. Mr. Tang disclaims beneficial ownership of the shares described above except to the extent of his pecuniary interest therein.

(4)	The Schedule 13G filed on February 14, 2014 by Great Point Partners, LLC (“Great Point”), Jeffrey R. Jay, M.D. and David Kroin reported that Great Point, Dr. Jay and Mr. Kroin beneficially owned 217,301 warrants to purchase common stock consisting of 55,590 warrant shares owned by Biomedical Value Fund, LP (“BVF”), warrant 49,252 shares owned by Biomedical Offshore Value Fund, Ltd.(“BOVF”), warrant 25,604 shares owned by Biomedical Institutional Value Fund, LP (“BIVF”), warrant 19,324 shares owned by Lyrical Multi-Manager Fund, LP (“Lyrical”), warrant 8,396 shares owned by Lyrical Multi-Manager Offshore Fund Ltd. (“Lyrical Offshore”), warrant 46,199 shares owned by Class D Series of GEF-PS, LP (“GEF-PS”), warrant 1,848 shares owned by David J. Morrison (“Morrison”), and warrant 11,088 shares owned by WS Investments III, LLC (“WS”). Great Point is the investment manager of BVF, BOVF, BIVF, Lyrical, Lyrical Offshore, GEF-PS, Morrison and WS, and by virtue of such status may be deemed to be the beneficial owner of such shares. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to such shares, and therefore may be deemed to be the beneficial owner of such shares. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the shares and the shares underlying the warrants described above, except to the extent of their respective pecuniary interests.
(5)	The Schedule 13G filed on February 14, 2014 by RA Capital Healthcare Fund, L.P. (“Fund”), RA Capital Management, LLC (“Capital”) and Peter Kolchinsky (the “Reporting Persons”) reported that the Reporting Persons have the right to purchase an additional 205,000 shares of our common stock pursuant to the terms of common stock purchase warrants issued on October 22, 2010, which are not exercisable except upon 61 days prior written notice to us. Capital serves as the investment adviser for the Fund. Mr. Kolchinsky serves as manager of Capital. Each Reporting Person disclaims beneficial ownership of the shares reported in the Schedule 13G except to the extent of its or his pecuniary interest herein.
(6)	Represents 64,980 shares owned directly, 49,340 shares owned indirectly through Trycor Investment Trust, 8,092 shares owned indirectly through Mr. Cormack’s spouse, and 200,309 options exercisable within 60 days of April 8, 2014.
(7)	Represents 28,905 shares owned directly and 117,829 options exercisable within 60 days of April 8, 2014.
(8)	Represents 5,705 shares owned directly and 77,402 options exercisable within 60 days of April 8, 2014.
(9)	Represents 1,312 shares owned directly, and 6,073 options exercisable within 60 days of April 8, 2014.
(10)	Represents 9,562 shares owned directly, 44,308 options and 2,500 RSUs exercisable within 60 days of April 8, 2014.
(11)	Represents 5,000 shares owned directly, 17,961 options and 2,500 RSUs exercisable within 60 days of April 8, 2014.
(12)	Represents 3,000 shares owned directly, 17,961 options and 4,500 RSUs exercisable within 60 days of April 8, 2014.
(13)	Represents 3,000 shares owned directly, 18,000 options and 2,500 RSUs exercisable within 60 days of April 8, 2014.
(14)	Represents 2,000 shares owned directly, 18,000 options and 2,500 RSUs exercisable within 60 days of April 8, 2014.
(15)	Represents for the current officers and directors as a group, 180,896 shares owned directly or indirectly as indicated above, and 517,843 options and 14,500 RSUs exercisable within 60 days of April 8, 2014.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all of our executive officers, directors and 10% stockholders timely filed all reports required to be filed under Section 16(a) during fiscal year 2013.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a process for delivering documents to stockholders that has been approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and this Proxy Statement, unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and this Proxy Statement at the same address, additional copies will be provided to you promptly upon either written or oral request. If you are a stockholder of record, you may contact us by writing to OncoGenex Pharmaceuticals, Inc., Attention: Secretary, 1522 – 217th Place S.E., Bothell, Washington 98021 or calling (425) 686-1500. Eligible stockholders of record receiving multiple copies of our Annual Report and this Proxy Statement who wish to only receive one copy in the future, can request householding by contacting us in the same manner.

If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or this Proxy Statement, or you may request householding, by notifying your broker, bank or other nominee.

Stockholder Proposals to Be Presented at 2015 Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board of Director or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at 1522 – 217th Place S.E., Bothell, Washington 98021, Attn: Secretary.

To be timely for our 2014 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on January 29, 2015 and not later than the close of business on February 28, 2015. A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2014 annual meeting must be received by us not later than December  25, 2014 in order to be considered for inclusion in our proxy materials for our 2014 annual meeting of stockholders.

Transaction of Other Business

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Scott Cormack

President & CEO

Bothell, Washington

April 24, 2014

APPENDIX A

ONCOGENEX PHARMACEUTICALS, INC.

2010 PERFORMANCE INCENTIVE PLAN

This 2010 PERFORMANCE INCENTIVE PLAN (the “Plan”) established by OncoGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), was adopted by its Board of Directors on March 24, 2010 (the “Effective Date”) and approved by the Company’s stockholders at the 2010 Annual Meeting of Stockholders (the “Approved Date”). The Plan was amended on March 22, 2011 and November 1, 2011 and amended and restated on May 24, 2013. An amendment of the Plan was approved by the Board and the Compensation Committee of the Board on March 25, 2014 to be effective on the date of the 2014 Annual Meeting of Stockholders assuming the Plan is approved by the Company’s stockholders at such meeting.

ARTICLE 1

PURPOSES OF THE PLAN

1.1 Purposes. The purposes of the Plan are (a) to enhance the ability of the Company and its Affiliated Companies to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers to the Company, upon whose judgment, initiative and efforts the successful conduct and development of the Company’s businesses largely depends, and (b) to provide additional incentives to such persons to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company that coincides with the financial interests of the Company’s stockholders.

ARTICLE 2

DEFINITIONS

For purposes of this Plan, in addition to other capitalized terms defined herein, the following terms shall have the meanings indicated:

2.1 Administrator. “Administrator” means the Board, subject to the Board’s authority to delegate responsibility for any matter to the Committee or to the Chief Executive Officer of the Company as set forth in Section 0 of the Plan.

2.2 Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

2.3 Award. “Award” means an Option, Restricted Share or Restricted Stock Unit issued to a Participant under the Plan.

2.4 Award Agreement. “Award Agreement” means an Option Agreement or Stock Purchase Agreement issued to a Participant pursuant to the Plan.

2.5 Board. “Board” means the Board of Directors of the Company.

2.6 Cause. “Cause” means, with respect to the termination of a Participant’s employment, termination of such employment by the Company for any of the following reasons:

(a) The continued refusal or omission by the Participant to perform any material duties required of him by the Company if such duties are consistent with duties customary for the position held with the Company;

(b) Any material act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or material deviation from any of the policies or directives of, the Company;

(c) Conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company; or

(d) Any illegal act by Participant which materially and adversely affects the business of the Company or any felony committed by Participant, as evidenced by conviction thereof, provided that the Company may suspend Participant with pay while any allegation of such illegal or felonious act is investigated.

2.7 Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(b) A merger or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

(c) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(d) The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

2.8 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 Committee. “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 0 hereof.

2.10 Common Stock. “Common Stock” means the Common Stock of the Company, $0.001 par value, subject to adjustment pursuant to Section 0 hereof.

2.11 Consultant. “Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.

2.12 Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.13 DRO. “DRO” means a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.

2.14 Employee. “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or any Affiliated Company.

2.15 Effective Date. “Effective Date” means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

2.16 Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

2.17 Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.

2.18 Fair Market Value. “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:

(a) If the Common Stock is then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such Nasdaq market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is reported on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such Nasdaq market system or such exchange on the next preceding day for which a closing sale price is reported.

(b) If the Common Stock is not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

(c) If neither clause (a) nor (b) of this Section 0 is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

2.19 FINRA Dealer. “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.

2.20 Incentive Option. “Incentive Option” means any Option so designated by the Administrator and intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.21 Incentive Option Agreement. “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.

2.22 Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

2.23 Nonqualified Option Agreement. “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.

2.24 Option. “Option” means any option to purchase Common Stock granted pursuant to the Plan.

2.25 Option Agreement. “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.26 Optionee. “Optionee” means a Participant who holds an Option.

2.27 Participant. “Participant” means an individual or entity that holds an Award under the Plan.

2.28 Purchase Price. “Purchase Price” means the purchase price per Restricted Share.

2.29 Restricted Shares. “Restricted Shares” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

2.30 Restricted Stock Unit. “Restricted Stock Unit” means an award made pursuant to Article 7 hereof, subject to any restrictions and conditions as are established pursuant to such Article 7.

2.31 Rule 16b-3 Covered Person. “Rule 16b-3 Covered Person” means any key Employee or member of the Board designated by the Administrator with respect to which any transaction involving Common Stock may be eligible for the exemption from Section 16(b) of the Exchange Act set forth in Rule 16b-3.

2.32 Section 162(m) Covered Employee. “Section 162(m) Covered Employee” means (i) an employee of the Company if, as of the close of the taxable year, such employee is the Principal Executive Officer of the Company (or an individual acting in such a capacity) and the three (3) officers of the Company (other than the Principal Financial Officer and the Principal Executive Officer) for whom total compensation is required to be reported to stockholders under the Exchange Act by reason of such individuals being among the three (3) highest compensated officers for the relevant taxable year and (ii) any other key Employee designated by the Administrator as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

2.33 Service Provider. “Service Provider” means a Consultant, Employee, member of the Board or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.

2.34 Stock Purchase Agreement. “Stock Purchase Agreement” means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Shares under the Plan.

2.35 10% Stockholder. “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3

ELIGIBILITY

3.1 Incentive Options. Only Employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are Employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2 Nonqualified Options and Restricted Shares. Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or acquire Restricted Shares.

3.3 Section 162(m) Limitation for Options. The aggregate number of shares of Common Stock with respect to which Options may be granted to any Employee shall not exceed 1,050,000 shares of Common Stock during any calendar year. Any shares subject to an Option granted during a calendar year to an Employee that can no longer under any circumstances be exercised or purchased for any reason under the Plan shall continue to count against the applicable limitations set forth above for such Employee during such calendar year.

ARTICLE 4

GRANTING OF AWARDS

4.1 Shares Subject to the Plan. The shares of stock available as a basis for Awards shall be Common Stock. Such shares may be issued from either previously authorized but unissued shares or treasury shares, subject to adjustment as to the number and kind of shares pursuant to Section 0 hereof. Subject to the foregoing, a total of 2,800,000 shares of Common Stock may be issued under the Plan. Notwithstanding the limitation described in the preceding sentence, if an option granted pursuant to an equity compensation plan of the Company other than the Plan is outstanding as of the Approved Date and such option subsequently terminates or expires in accordance with its terms, the shares of Common Stock underlying such option which remain unexercised and unissued at the time of such termination or expiration, shall become available for grant or issuance under the Plan, subject to adjustment pursuant to Section 0 hereof. In no event will there be available greater than 2,800,000 shares of Common Stock for purposes of the issuance of Incentive Options under the Plan, subject to adjustment pursuant to Section 4.2 hereof.

(a) Cancelled or Forfeited Awards other than Restricted Shares. For purposes of the limitation set forth in this Section 4.1, if all or any portion of any Award, other than Restricted Shares, granted or offered under the Plan can no longer under any circumstances be exercised or purchased due to the forfeiture or cancellation of all or any portion of such Award, then the shares of Common Stock allocable to such unexercised or forfeited portions of such Award shall not count against such limitation and shall again become available for grant or issuance under the Plan.

(b) Non-Replenishment of Reacquired Shares; Awards other than Restricted Shares for Reasons other than Cancellation or Forfeiture of Award. For purposes of the limitation set forth in this Section 4.1, any shares of Common Stock subject to an Award, other than Restricted Shares, and which are reacquired by the Company for any reason, including without limitation pursuant to Section 11.1, other than the cancellation or forfeiture of such Award as described in Section 4.1(a) shall count against such limitation. The Company shall hold all such shares of Common Stock that it reacquires as treasury shares, which shall not again become available for grant or issuance under the Plan.

(c) Replenishment of Reacquired Shares; Awards of Restricted Shares. For purposes of the limitation set forth in this Section 4.1, any shares of Common Stock that were initially the subject of a Stock Purchase Agreement, and which are reacquired by the Company for any reason, including without limitation pursuant to Section 11.1, shall not count against such limitation and shall again become available for grant or issuance under the Plan.

4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares issuable thereafter under this Plan, the number and kind of shares and the price per share subject to outstanding Award Agreements and the limit on the number of shares under Sections 3.3 and 6.6, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

4.3 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.4 Rule 16b-3 Covered Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to a Rule 16b-3 Covered Person shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule(s).

ARTICLE 5

OPTIONS

5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Option shall not be less than 100% of Fair Market Value on the date the Option is granted and (b) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Incentive Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock acquired pursuant to the exercise of an Option (provided that shares acquired pursuant to the exercise of Options must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the waiver of compensation due or accrued to the Optionee for services rendered; (e) a “same day sale” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law, including the Sarbanes-Oxley Act of 2002, as amended.

5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goal(s) or objectives, as shall be determined by the Administrator.

5.6 Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, shall not exceed $100,000.

5.7 Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee unless it has been disposed of with the consent of the Administrator (which consent may be withheld in the Administrator’s sole and absolute discretion) pursuant to a DRO. Notwithstanding the foregoing, no Option shall be assignable or transferable in exchange for consideration.

5.8 Rights as Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

ARTICLE 6

RESTRICTED SHARES

6.1 Issuance and Sale of Restricted Shares. The Administrator shall have the right to grant Restricted Shares subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Share Awards”). Such conditions shall include the Purchase Price to be paid by the grantee for such an Award, if any (but not less than the minimum lawful amount under applicable state law). Such conditions may also include, but are not limited to, continued employment or the achievement of specified performance goal(s) or objectives.

6.2 Stock Purchase Agreements. A Participant shall have no rights with respect to the Restricted Shares covered by a Stock Purchase Agreement until the Participant has paid the full Purchase Price (if applicable) to the Company in the manner set forth in Section 6.3 hereof and has executed and delivered to the Company the Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Shares, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.

6.3 Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant that have been held by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the waiver of compensation due or accrued to the Participant for services rendered; or (e) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law, including the Sarbanes-Oxley Act of 2002, as amended.

6.4 Rights as a Stockholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Shares purchased pursuant to a Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing Restricted Shares shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.

6.5 Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase, at the original Purchase Price, any Restricted Shares which have not vested as of the date of termination.

6.6 Vesting of Restricted Shares. Subject to Section 6.5 above, the Stock Purchase Agreement shall specify the date or dates, the performance goal(s) or objectives that must be achieved, and any other conditions on which the Restricted Shares may vest. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. The Administrator shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period. Subject to adjustment in accordance with Section 4.2, in no event shall more than 1,050,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company. A Restricted Stock Agreement may provide for accelerated vesting in the event of a Change in Control, the Participant’s death, disability or retirement or other events.

ARTICLE 7

RESTRICTED STOCK UNITS

7.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of shares of Common Stock that may be settled in cash, or by issuance of those shares of Common Stock (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement. Subject to adjustment in accordance with Section 4.2, in no event shall RSUs for more than 1,050,000 shares of Common Stock that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company.

7.2 Terms of RSUs. The Administrator will determine the terms of an RSU including, without limitation: (a) the number of shares of Common Stock subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of performance goals or objectives, then the Administrator will: (x) determine the nature, length and starting date of any performance period for the RSU; (y) select from among the criteria set forth in Appendix A to be used to measure the performance, if any; and (z) determine the number of shares of Common Stock deemed subject to the RSU. Performance periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different performance periods and different performance goals and other criteria. The Administrator shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period.

7.3 Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned RSUs in cash, shares of Common Stock, or a combination of both. No Purchase Price shall apply to an RSU settled in shares of Common Stock. The Administrator may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

7.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s termination of service (unless determined otherwise by the Administrator).

ARTICLE 8

ADMINISTRATION OF THE PLAN

8.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to one or more Committees. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. Without limiting the foregoing, the Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, and Section 16 of the Exchange Act and Rule 16b-3 under the Exchange Act. The Board (or the Committee, as applicable) may delegate to the Chief Executive Officer of the Company such responsibilities to administer the Plan as it shall deem advisable and as permitted by applicable law. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee or the Chief Executive Officer, the term Administrator shall mean the Committee or the Chief Executive Officer, as the case may be.

8.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Awards shall be granted, the number of shares to be represented by each Option, the number of Restricted Shares to be offered, and the consideration to be received by the Company upon the exercise of or sale of such Awards; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award or release or waive any repurchase rights of the Company with respect to any Award; (h) to extend the exercise date of any Award or acceptance date of any Award; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Award Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants. In making any determination or in taking or not taking any action under the Plan, the Administrator may obtain and rely upon the advice of experts, including advisors to the Company.

8.3 Limitation on Liability. No Employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any Employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 9

CHANGE IN CONTROL

9.1 Change in Control. In order to preserve a Participant’s rights in the event of a Change in Control of the Company:

(a) The Administrator shall have the discretion to provide in each Award Agreement the terms and conditions that relate to (i) vesting of such Award in the event of a Change in Control, and (ii) assumption of such Awards or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Award Agreement.

(b) If the terms of an outstanding Option Agreement provide for accelerated vesting in the event of a Change in Control, or to the extent that an Option is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(c) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

(d) The Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

ARTICLE 10

AMENDMENT AND TERMINATION OF THE PLAN

10.1 Amendments. Subject to applicable law, including Nasdaq stockholder approval requirements, the Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

10.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the earlier of the Effective Date and the Approved Date and no Awards may be granted under the Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 11

CANCELLATION & RESCISSION

11.1 Non-Competition. Unless an Option Agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Options at any time if the Participant is not in compliance with all applicable provisions of the Option Agreement and the Plan or if the Participant engages in any “Adverse Activity.” For purposes of this Section 0, “Adverse Activity” shall include: (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (ii) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company; or (iii) activity that results in termination of the Participant’s employment for Cause.

11.2 Agreement Upon Exercise. Upon exercise, payment or delivery pursuant to an Option Agreement, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of clauses (i) through (iii) of Section 0 hereof prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Option Agreement, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

ARTICLE 12

TAX WITHHOLDING

12.1 Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company in cash, an amount sufficient to satisfy any applicable federal, state, local or foreign tax withholding requirements with respect to any Options exercised, any Restricted Shares issued, or any other Award issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, in an amount determined on the basis of the lowest rate of withholding applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Award or as a result of the purchase of or lapse of restrictions on an Award, or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of withholding based on the minimum statutory withholding rates for income tax and payroll tax purposes that are applicable to such supplemental taxable income.

ARTICLE 13

MISCELLANEOUS

13.1 Repricings Not Permitted. Notwithstanding anything herein to the contrary, the Administrator shall not have the authority to cause the repricing of any outstanding Options either through an adjustment to the Exercise Price or through the cancellation of an Option and regrant of a new Option or other Award in exchange for the cancelled Option (a “Repricing”), unless such Repricing is approved by a majority of the Company’s stockholders entitled to vote on such matter.

13.2 Benefits Not Alienable. For so long as it is subject to any restrictions pursuant to this Plan or an Award Agreement, no Award or interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Plan shall prevent transfers by will or the applicable laws of descent and distribution or assignments pursuant to a DRO entered by a court of competent jurisdiction.

13.3 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.

13.4 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Award Agreements, except as otherwise provided herein, will be used for general corporate purposes.

13.5 Annual Reports. During the term of this Plan, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders.

13.6 Applicable Law. The validity, construction, interpretation and effect of this Plan and all Award Agreements hereunder shall be governed by and determined in accordance with the laws of the State of Washington except for matters of corporate law, in which case the provisions of the Delaware General Corporation Law shall govern.

Appendix A

PERFORMANCE CRITERIA

FOR RESTRICTED SHARES AND RESTRICTED STOCK UNITS

The performance goals that may be used by the Administrator for restricted share awards shall consist of:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company-specific operational metrics.

•	appreciation in and/or maintenance of the price of the Shares of the Company;

•	reductions in costs; cash flow or cash flow per share (before or after dividends);

•	drug development milestones;

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections and validation of manufacturing processes;

•	initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally);

•	implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing, commercialization, development candidates, products or projects, safety, production volume levels;

To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Administrator.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion determines. To the extent consistent with section 162(m) of the Code, the Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items.

ONCOGENEX PHARMACEUTICALS, INC. 1522-217TH PLACE SE, SUITE 100 BOTHELL, WA 98021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73557-P51351                    KEEP  THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ONCOGENEX PHARMACEUTICALS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:	☐	☐	☐

01) Scott Cormack 04) Martin Mattingly
02) Neil Clendeninn 05) Stewart Parker
03) Jack Goldstein 06) David Smith

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

3.	To approve an amendment to our 2010 Performance Incentive Plan that will increase the total shares of common stock available for issuance under the 2010 Performance Incentive Plan from 2,050,000 to 2,800,000.					☐	☐	☐

4.	To approve, by a non-binding advisory vote, a resolution approving the compensation paid by us to our Named Executive Officers.					☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

				☐	NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person and state your title. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No		NOTE: In their discretion, the proxies may transact such other business as properly comes before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M73558-P51351

ONCOGENEX PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

May 29, 2014

This proxy is solicited by the Board of Directors

The undersigned hereby nominates and appoints Scott Cormack and Susan Wyrick, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ONCOGENEX PHARMACEUTICALS, INC. which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders to be held at the offices of Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington, on May 29, 2014 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting on the matters listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Cumulative voting
	NAME OF CANDIDATE	# OF VOTES CAST

	1.1	_
	1.2	_
	1.3	_
	1.4	_
	1.5	_
	1.6	_

(If you exercised cumulative voting, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)